Exhibit 10.34

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE
TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Execution Version

LICENSE AGREEMENT

between

G1 THERAPEUTICS, INC.

and

EQRX, INC.

DATED

July 22, 2020

i

7.2	Commercial Forecast	24
7.3	Diversion	24

Article 8 PAYMENTS		25
8.1	Upfront Payment	25
8.2	Development Milestone Payments	25
8.3	Sales Milestone Payments	25
8.4	Royalty Payments to G1	26
8.5	Late Payments	28
8.6	Financial Records and Audits	28
8.7	Taxes	29

Article 9 CONFIDENTIALITY; PUBLICATION		30
9.1	Duty of Confidence	30
9.2	Exemptions	30
9.3	Authorized Disclosures	31
9.4	Publications	32
9.5	Publication and Listing of Clinical Trials	33
9.6	Publicity; Use of Names	33
9.7	Return of Confidential Information	34

Article 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		35
10.1	Representations, Warranties of Each Party	35
10.2	Representations, Warranties and Covenants of G1	35
10.3	Representations and Warranties of Licensee	37
10.4	Covenants of each Party	37
10.5	Compliance with Anti-Corruption Laws	38
10.6	NO OTHER WARRANTIES	39

Article 11 INDEMNIFICATION		40
11.1	By Licensee	40
11.2	By G1	40
11.3	Indemnification Procedure	40
11.4	Mitigation of Loss	41
11.5	Limitation of Liability	41
11.6	Insurance	41

Article 12 INTELLECTUAL PROPERTY		41
12.1	Ownership	41
12.2	Patent Prosecution	42
12.3	Patent Enforcement	43
12.4	Infringement of Third Party Rights	45
12.5	Product Trademarks	46
12.6	Patent Marking	46

ii

Article 13 TERM AND TERMINATION		46
13.1	Term	46
13.2	Termination	46
13.3	Effects of Termination	48
13.4	Specific Effects of Certain Terminations	48
13.5	Alternative Remedy in Lieu of Termination	50
13.6	Bankruptcy Code § 365(n) Election	50
13.7	Accrued Rights	50
13.8	Survival	51
13.9	Termination Not Sole Remedy	51

Article 14 DISPUTE RESOLUTION		51
14.1	General	51
14.2	Negotiation; Escalation	51
14.3	Arbitration	52

Article 15 MISCELLANEOUS		53
15.1	Force Majeure	53
15.2	Assignment	53
15.3	Severability	54
15.4	Notices	54
15.5	Governing Law	55
15.6	Entire Agreement; Amendments	55
15.7	Headings	55
15.8	Independent Contractors	56
15.9	Waiver	56
15.10	Waiver of Rule of Construction	56
15.11	Cumulative Remedies	56
15.12	Business Day Requirements	56
15.13	Further Actions	56
15.14	Construction	56
15.15	Counterparts	57
15.16	Language	57

iii

CONFIDENTIAL	Execution Version

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of July 22, 2020 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (“G1”), having a place of business at 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709, and EQRx, Inc., a Delaware corporation (“Licensee”), having a place of business at 50 Hampshire St., Cambridge, MA 02139. G1 and Licensee may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Licensee is in the business of researching, developing, manufacturing and commercializing innovative pharmaceutical products for the treatment of life threatening and chronic diseases;

Whereas, G1 is a biopharmaceutical company that Controls (as defined below) certain intellectual property and regulatory rights related to the pharmaceutical compound known as Lerociclib; and

Whereas, Licensee is interested in obtaining a license under such intellectual property rights to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory (each capitalized term as defined below), and G1 is willing to grant such a license to Licensee, all subject to the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “AAA” has the meaning set forth in Section 14.3(a).

1.2 “Abbreviated New Drug Application” means (a) an abbreviated new drug application for the approval of a Generic Product in the U.S., (b) an application under §505(b)(2) of the U.S. Federal Food, Drug, and Cosmetic Act (as amended from time to time), or (c) any analogous application to those applications set forth in clauses (a) or (b) submitted to a Regulatory Authority in the U.S. or in another country in the world.

1.3 “Acquiror” has the meaning set forth in Section 2.9.

1.4 “Acquisition Party” has the meaning set forth in Section 2.9.

CONFIDENTIAL	Execution Version

1.5 “Affiliate” means, with respect to an Entity, any Entity that controls, is controlled by, or is under common control with such Entity. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of an Entity, whether by the ownership of more than fifty percent (50%) of the voting securities or capital stock of such Entity (or has comparable ownership interests with respect to any Entity other than a corporation), by contract or otherwise.

1.6 “Aggregate Annual Net Sales” means aggregate Net Sales of all Licensed Products in the Territory during the applicable Calendar Year.

1.7 “Alliance Manager” has the meaning set forth in Section 3.1.

1.8 “Anti-Corruption Laws” has the meaning set forth in Section 10.5(a)(i).

1.9 “Applicable Laws” means, collectively, all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to activities in connection with this Agreement.

1.10 “Arbitration Notice” has the meaning set forth in Section 14.3(a).

1.11 “Arbitrators” has the meaning set forth in Section 14.3(b).

1.12 “Bankruptcy Code” has the meaning set forth in Section 13.6.

1.13 “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, are required by Applicable Laws to remain closed.

1.14 [***]

1.15 “Calendar Year” means each twelve (12) month period commencing on January 1.

1.16 “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and EudraLex 4, (c) the principles detailed in the ICH Q7 of ICH Guidelines, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.17 “Change of Control” means, with respect to a Party, any of the following: (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an existing Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an existing Affiliate of such Party.

CONFIDENTIAL	Execution Version

1.18 “Clinical Trial” means any human clinical trial of the Licensed Compound or a Licensed Product.

1.19 “CMO” means a Third Party contract manufacturing organization engaged by a Party or any of its Affiliates to Manufacture the Licensed Compound, the Licensed Products or a component of the Licensed Products, including but not limited to starting materials, drug substance or drug product.

1.20 “Combination Product” means a product that contains or comprises a [***]

1.21 “Combination Product Dispute” has the meaning set forth in Section 1.90.

1.22 “Commercialization” or “Commercialize” means all activities directed to marketing, promoting, advertising, exhibiting, distributing (including storage for distribution or inventory), detailing, selling (and offering for sale or contracting to sell), or otherwise commercially exploiting (including pricing and reimbursement activities) the Licensed Compound or a Licensed Product in the Field (including importing and exporting activities in connection therewith); provided, however, that Commercialization shall exclude Development and Manufacturing.

1.23 “Commercially Reasonable Efforts” means, [***]

1.24 “Component” has the meaning set forth in Section 1.20.

1.25 “Confidential Information” of a Party means, subject to Section 9.2, (a) all information, including all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature of such Party, that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, in each case in connection with this Agreement or the Existing Confidentiality Agreement, whether made available orally, visually, in writing or in electronic form, (b) any information that was disclosed by G1 to Licensee or any Affiliate of Licensee prior to the Effective Date pursuant to the confidentiality agreement between G1 and Licensee, dated April 20, 2020 (the “Existing Confidentiality Agreement”), which shall be treated as G1’s Confidential Information, with G1 considered the Disclosing Party and Licensee considered the Receiving Party with respect to such information and (c) any information that was disclosed by Licensee to G1 or any Affiliate of G1 prior to the Effective Date pursuant to the Existing Confidentiality Agreement, which shall be treated as Licensee’s Confidential Information, with Licensee considered the Disclosing Party and G1 considered the Receiving Party with respect to such information. For the avoidance of doubt, and notwithstanding the foregoing or anything to the contrary herein (a) any and all documents, records and information delivered by or on behalf of Licensee or any of its Affiliates to G1 or any of its Affiliates pursuant to Sections 3.2, 4.2, 4.3, 4.4, 4.5, 4.5, 5.1(b) – 5.1(c), 7.2, or 8.6 shall be deemed to be the Confidential Information of Licensee, (b) any and all documents, records and information delivered by or on behalf of G1 or any of its Affiliates or Third Party Licensees to Licensee or any of its Affiliates pursuant to Sections 2.4, 3.2, 3.3, 4.5, or 6.1(b) shall be deemed to be the Confidential Information of G1, and (c) the terms and conditions of this Agreement shall be deemed to be the Confidential Information of both Parties.

CONFIDENTIAL	Execution Version

1.26 “Continuous Administration” means, with respect to the administration of a Licensed Product to a patient in a Treatment Cycle, that such Licensed Product is intended to be administered to such patient on a daily (or more frequent) basis, without taking into account any dose interruptions or dose holidays for purposes of managing anticipated toxicities; provided that such dose interruptions and dose holidays do not result in such patient receiving such Licensed Product on fewer than two-thirds (2/3) of the days in such Treatment Cycle.

1.27 “Control” or “Controlled” means the possession by a Party or its Affiliates (whether by ownership, license or otherwise) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms and conditions set forth herein, or (b) with respect to Patent Rights, intangible Know-How or other intellectual property rights, the legal authority or right to grant a license, sublicense, access or right to use (as applicable) under such Patent Rights, intangible Know-How or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case of (a) and (b), without breaching the terms of any agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license. Notwithstanding anything to the contrary in this Agreement, if either Party or its Affiliates undergoes a Change of Control by an Acquiror, then any Patent Rights, Know-How or other intellectual property rights that are owned or controlled by such Acquiror immediately prior to the effective date of such Change of Control shall be deemed not to be Controlled by such Party or its Affiliates for purposes of this Agreement unless [***] in which case (i.e., any of the foregoing (i) through (iii) is met), such Patent Rights, Know-How or other intellectual property rights will be “Controlled” by such Party for purposes of this Agreement.

1.28 “Country” means a given country in the Territory.

1.29 “Cover” or “Covering” means, with respect to any subject matter, the manufacture, use, sale, offering for sale or other exploitation of such subject matter would infringe (whether direct or contributorily) or induce the infringement of a claim of a Patent Right (in the absence of a license under or ownership of such claim) at the time thereof, including with respect to a claim within a pending patent application infringing such claim if it was issued as then prosecuted in good faith.

1.30 “Covering Claim(s)” means, with respect to a given Licensed Product and Country, a Valid Claim Covering the composition of matter or a method of use of such Licensed Product in such Country.

CONFIDENTIAL	Execution Version

1.31 “CRO” means a contract research organization.

1.32 “CSRs” has the meaning set forth in Section 3.2.

1.33 “Develop” or “Development” or “Developing” means all development activities for the Licensed Compound or any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Compound or Licensed Product and to support appropriate usage for such Licensed Compound or Licensed Product, including: all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Compound or Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies of such Licensed Compound or Licensed Product; distribution of such Licensed Compound or Licensed Product for use in Clinical Trials (including placebos and comparators); statistical analyses; the preparation, filing and prosecution of Regulatory Documents for such Licensed Compound or Licensed Product; activities directed to securing initial Regulatory Approval for such Licensed Product; activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval for [***] Indications for a Licensed Product following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, maintaining a Regulatory Approval; and pharmacoeconomic studies relating to any Indication for which the Licensed Compound or applicable Licensed Product is being developed; in each case above, including investigator- or institution-sponsored studies for which a Party is providing material or assistance or otherwise has written obligations to such investigator or institution; and all regulatory activities related to any of the foregoing; provided, however, that Development shall exclude Commercialization and Manufacturing.

1.34 “Development Data” means written reports of pre-clinical studies, Clinical Trials, or post-Regulatory Approval studies primarily containing non-clinical, clinical, or other data relating to the Licensed Compound or the Licensed Products in the Field, and supporting documentation (e.g., protocols, underlying data, format of case report forms, analysis plans) for such reports. Notwithstanding any provision of this Agreement to the contrary, Development Data that a Party is required to deliver to the other Party under this Agreement shall be limited to Development Data that is (a) Controlled by such Party, and (b) that is [***] to support the Development, Regulatory Approval or Commercialization of the Licensed Compound or Licensed Products.

1.35 “Development Milestone Event” has the meaning set forth in Section 8.2.

1.36 “Development Milestone Payment” has the meaning set forth in Section 8.2.

1.37 “Development Plan” has the meaning set forth in Section 4.2.

1.38 “Development Records” has the meaning set forth in Section 4.4.

1.39 “Disclosing Party” has the meaning set forth in Section 9.1(a).

1.40 “Dispute” has the meaning set forth in Section 14.1.

CONFIDENTIAL	Execution Version

1.41 “Dollar” or “$” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.42 “EMA” means the European Medicines Agency or any successor entity thereto.

1.43 “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.44 “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.45 “Executive Officers” means (a) with respect to G1, the Chief Executive Officer, and (b) with respect to Licensee, the Chief Executive Officer.

1.46 “Existing Confidentiality Agreement” has the meaning set forth in Section 1.25.

1.47 “Existing Inventory” means the units of Licensed Compound and Licensed Product(s) set forth on Schedule 1.47.

1.48 “Exploit”, “Exploitation” or “Exploiting” means to [***] in each case ((a)-(d)), the Licensed Compound or any Licensed Product, as applicable.

1.49 “Field” means the treatment, using an oral-only dosage administered form by Continuous Administration, of any and all indications in humans through the inhibition of CDK4/6.

1.50 “First Commercial Sale” means, with respect to a given Licensed Product in a given Country in the Territory, the first sale of such Licensed Product by Licensee or its Affiliates or Sublicensees to a Third Party (excluding sales to Sublicensees) in such Country after [***]

1.51 “G1 Indemnitee(s)” has the meaning set forth in Section 11.1.

1.52 “G1 IP” means the G1 Know-How and the G1 Patents. For clarity, Inventions owned by G1 in accordance with Section 12.1(a) shall be included in the G1 IP.

1.53 “G1 Know-How” means all Know-How Controlled by G1 or its Affiliates as of the Effective Date or at any time during the Term that is [***] for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in the Field in the Territory. For clarity, G1 Know-How includes rights Controlled by G1 or its Affiliates’ in Development Data (subject to Section 5.3), Manufacturing data that is [***] to Manufacture the Licensed Compound or Licensed Products (subject to Section 2.2, Section 5.3 and Section 6.1) and Regulatory Documents.

1.54 “G1 Patents” means all Patent Rights Controlled by G1 [***] The G1 Patents existing in the Territory as of the Effective Date are set forth on Schedule 1.54.

CONFIDENTIAL	Execution Version

1.55 “G1 Patent Matters” has the meaning set forth in Section 3.3.

1.56 “GAAP” means Generally Accepted Accounting Principles.

1.57 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the ICH E6(R2) of the ICH Guideline and any other guidelines for good clinical practice for Clinical Trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.58 “Generic Competition” means, with respect to a given Licensed Product in a given Country, that (a) one or more Generic Products with respect to such Licensed Product are [***], and (b) as a result of the sale of such Generic Products, [***] of such Licensed Product in such Country have [***]

1.59 “Generic Product” means, with respect to a given Licensed Product and given Country, any pharmaceutical product sold by a [***] that (a) [***]

1.60 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the USFDA, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.61 “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.62 “Grandfathered Products” has the meaning set forth in Section 2.9.

1.63 “ICH Guidelines” mean the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline.

1.64 “IFRS” means International Financial Reporting Standards.

1.65 “Indemnified Party” has the meaning set forth in Section 11.3.

1.66 “Indemnifying Party” has the meaning set forth in Section 11.3.

CONFIDENTIAL	Execution Version

1.67 “Indication” means a disease, condition, disorder or syndrome. For clarity, (a) different lines of treatment (e.g., a second line therapy versus a third line therapy) and (b) different tumor subpopulations (e.g., hormone receptor-positive breast cancer versus human epidermal growth factor receptor-2 breast cancer), in each case ((a) and (b)), shall be deemed different Indications for purposes hereunder.

1.68 “Infringed Patent Right” has the meaning set forth in Section 8.4(b)(iii).

1.69 “Infringement” has the meaning set forth in Section 12.3(a).

1.70 “Infringement Claim” has the meaning set forth in Section 12.4(a).

1.71 “Initial Manufacturing Tech Transfer” has the meaning set forth in Section 6.1(b).

1.72 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.73 “Invention” means any information, discovery, improvement, compound, formulation, route of administration, dosage form, treatment schedule, treatment regimen, morphic form, salt or solvate form, isotopic derivative, therapeutic indication, combination or alternation treatments, process, method, assay, design, protocol (including any Clinical Trial protocol), formula, data, invention, algorithm, forecast, profile, strategy, plan, result, Know-How or trade secret (in each case, whether or not patentable), that is discovered, generated, conceived or reduced to practice by or on behalf a Party (including by its Affiliates, licensees, Sublicensees, Subcontractors or their respective employees or agents), in the course of the performance of this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.74 “Know-How” means any information and materials, whether tangible or intangible, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols (including Clinical Trial protocols), formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results and trade secrets (in each case, regardless of whether patentable, copyrightable or otherwise), but excluding any Patent Rights.

1.75 “License” means the licenses granted by G1 to Licensee pursuant to Section 2.1 and Section 2.2.

1.76 “Licensed Compound” means the compound known as Lerociclib with the chemical structure described on Schedule 1.76 hereto, or a pharmaceutically acceptable salt thereof.

1.77 “Licensed Product” means any pharmaceutical product that contains or is comprised of the Licensed Compound as its sole active pharmaceutical ingredient; provided that a Licensed Product may be [***] For the avoidance of doubt, Licensee will be required to [***]

1.78 “Licensee Competing Product” has the meaning set forth in Section 2.8(a).

CONFIDENTIAL	Execution Version

1.79 “Licensee Indemnitee(s)” has the meaning set forth in Section 11.2.

1.80 “Licensee IP” means (i) Inventions owned by Licensee or its Affiliates pursuant to Section 12.1(b), (ii) any Patent Rights Controlled by Licensee or its Affiliates during the Term claiming any Invention owned by Licensee or its Affiliates pursuant to Section 12.1(b) (“Licensee Patents”), and (iii) Know-How arising in the course of the performance of this Agreement Controlled by Licensee or its Affiliates (“Licensee Know-How”): wherein(i), (ii) and (iii) are based on and limited to Development Data, processes and improvements (subject to Section 5.3); Manufacturing data, processes and improvements that are [***] to Manufacture the Licensed Compound or Licensed Products (subject to Section 2.2, Section 5.3 and Section 6.1), and Regulatory Documents, protocols, formulations and treatment regimes, and wherein (i), (ii) and (iii) may also cover Trilaciclib or its manufacture or use as provided for in Section 2.6.

1.81 “Licensee Know-How” has the meaning set forth in Section 1.80.

1.82 “Licensee Patents” has the meaning set forth in Section 1.80.

1.83 “Litigation Working Group” has the meaning set forth in Section 12.3(e)(ii).

1.84 “Losses” has the meaning set forth in Section 11.1.

1.85 “Major Market” means any of United States, the United Kingdom, France, Germany, Italy, Spain, or Japan.

1.86 “Manufacture” or “Manufacturing” means any activities directed to sourcing, producing, manufacturing, scaling up, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping, and storage at manufacturing facilities of the Licensed Compound or any Licensed Product or component thereof (including production of drug substance and drug product, in bulk form, for Development and Commercialization); provided, however, that Manufacturing shall exclude Development and Commercialization.

1.87 “Manufacturing Technical Assistance” has the meaning set forth in Section 6.1(b).

1.88 “Manufacturing Technical Assistance Period” has the meaning set forth in Section 6.1(b).

1.89 “Marketing Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product in a Country, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (but excluding any patent term extension or related mechanism), or rights similar thereto, or distinct, outside the United States, but in all cases excluding Patent Rights and patent term extensions based on such rights.

CONFIDENTIAL	Execution Version

1.90 “Net Sales” means, with respect to a Licensed Product in a particular period, the gross amount invoiced by Licensee, its Affiliates or its Sublicensees on sales or other dispositions (excluding sales or dispositions for use in Clinical Trials or other scientific testing or for compassionate use programs, named patient programs, single patient programs, any indigent programs, or as donations, in each case for which Licensee, its Affiliates or its Sublicensees sell or dispose of such Licensed Product at or below cost) of such Licensed Product to Third Parties during such period, less the following deductions (to the extent included in the gross amount invoiced or otherwise directly paid or incurred by Licensee, its Affiliates or its Sublicensees):

(a) [***]

Such amounts shall be determined from the books and records of Licensee, its Affiliates and its Sublicensees, in each case maintained in accordance with GAAP or IFRS, consistently applied by the applicable selling party. Amounts invoiced for sales or other commercial dispositions of Licensed Products between or among Licensee, its Affiliates and Sublicensees shall be excluded from the computation of Net Sales unless such sales are intended for end use directly by Licensee, its Affiliates or its Sublicensees without further sale to end users. If Licensee or any of its Affiliates or Sublicensees receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product, then Net Sales will be calculated based on [***]

If a Licensed Product is sold as a Combination Product, then the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination Product by [***] In the event that such Component(s) are not sold separately (but such Licensed Product is), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination Product by the [***]. In the case of a Combination Product where such Licensed Product is not sold separately, the Parties shall mutually determine in good faith an allocation of Net Sales of such Combination Product attributable to the respective Licensed Product portion and Component(s) portion of such Combination Product, based on the fair market value of such Licensed Product portion and such Component(s) portion. All Disputes regarding the allocation of Net Sales attributable to the Licensed Product and the other Component(s) of such Combination Product (a “Combination Product Dispute”) shall be resolved in accordance with Section 14.2(b). Notwithstanding any provision in this Agreement to the contrary: (A) if a Licensed Product is sold for co-administration with another pharmaceutical product that is not a Licensed Product, [***]; and (B) if a Licensed Product is sold as a Combination Product, [***].

1.91 “Out-of-Pocket Costs” has the meaning set forth in Section 4.1(b).

1.92 “Patent Challenge” has the meaning set forth in Section 13.2(c).

1.93 “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Right, (b) any patent office adversarial or ex-parte action pertaining to such Patent Right, including but not limited to an interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing Patent Rights, (c) maintaining issued Patent Right(s), (d) listing in regulatory publications (as applicable), (e) patent term extension for issued Patent Right(s) and maintenance thereof, and (f) managing, including settling, any patent office adversarial action, including but not limited to any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding relating to issued Patent Right(s).

CONFIDENTIAL	Execution Version

1.94 “Patent Right” means all issued patents and pending patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

1.95 “Patent Working Group” has the meaning set forth in Section 3.3(a).

1.96 “Person” means any individual, unincorporated organization or association, Entity, Governmental Authority or governmental agency.

1.97 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.4(a).

1.98 “Pivotal Trial” means any Clinical Trial of a pharmaceutical or biologic product, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and is intended to support, or otherwise supports, the filing of an application for any Regulatory Approval in such jurisdiction (including any bridging study).

1.99 “PMDA” means the Pharmaceuticals and Medicines Devices Agency in Japan and any successor entity thereto.

1.100 “Product Infringement” has the meaning set forth in Section 12.3(a).

1.101 “Product-Specific Claim” means any claim of a [***] For clarity, a Product-Specific Claim does not include any claim that recites a [***]

1.102 “Product-Specific Patent(s)” means [***]

1.103 “Product Marks” has the meaning set forth in Section 12.5.

1.104 “Public Official” has the meaning set forth in Section 10.5(d).

1.105 “Publication” has the meaning set forth in Section 9.4(a).

1.106 “Receiving Party” has the meaning set forth in Section 9.1(a).

1.107 “Regulatory Approval” means, with respect to a Licensed Product in a Country, all regulatory approvals granted by the applicable Regulatory Authority that are necessary for the Commercialization of such Licensed Product in such Country, excluding any pricing and reimbursement approvals in connection therewith.

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1.108 “Regulatory Authority” means any applicable Governmental Authority responsible for granting approvals for the Manufacture, Development, Commercialization, reimbursement or pricing, as applicable, for the Licensed Compound or Licensed Products, including the Regulatory Approvals. “Regulatory Authority” includes the USFDA, EMA, PMDA and any corresponding national, regional, multi-national, or multi-regional regulatory authorities, and any successor agency of the foregoing.

1.109 “Regulatory Documents” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all written correspondence or written communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Licensed Compound or Licensed Products.

1.110 “Royalty Term” means, with respect to a given Licensed Product in a given Country in the Territory, the period commencing on the First Commercial Sale of such Licensed Product in such Country and ending upon the later of (a) the expiration of all Valid Claims [***] in such Country; (b) the expiration of Marketing Exclusivity for such Licensed Product in such Country, or (c) [***] from the First Commercial Sale of such Licensed Product in such Country.

1.111 “Rules” has the meaning set forth in Section 14.3(a).

1.112 “Sales Milestone Event” has the meaning set forth in Section 8.3.

1.113 “Sales Milestone Payment” has the meaning set forth in Section 8.3.

1.114 “SEC” has the meaning set forth in Section 9.6(c).

1.115 “Sell-Off Period” has the meaning set forth in Section 13.3(c).

1.116 “Significant Pharmaceutical Company” has the meaning set forth in Section 2.8(b).

1.117 “Subcontractor” has the meaning set forth in Section 4.6(a).

1.118 “Sublicensee” means any Person to whom Licensee grants a sublicense of its rights under the License pursuant to Section 2.3.

1.119 “Sublicensing Request Notice” has the meaning set forth in Section 2.3(b).

1.120 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes include VAT.

1.121 “Technical Assistance” has the meaning set forth in Section 2.4.

1.122 “Technical Assistance Period” has the meaning set forth in Section 2.4.

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1.123 “Tech Transfer Package” has the meaning set forth in Section 2.4.

1.124 “Term” has the meaning set forth in Section 13.1.

1.125 “Territory” means all of the countries and regions of the world, and their territories and possessions, excluding Australia, Bangladesh, Hong Kong Special Administration Region, India, Indonesia, Macau Special Administration Region, Malaysia, Myanmar, New Zealand, Pakistan, People’s Republic of China, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam.

1.126 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.127 “Third Party Licensee” means any Third Party holding a license (whether exclusive or non-exclusive) under the G1 IP in the Field outside of the Territory.

1.128 “Treatment Cycle” means, with respect to a course of therapy, the period of time during which a patient is administered therapy, together with the period of rest following such administration before a subsequent administration of therapy is administered. For example, if a patient receives twenty-one (21) days of therapy and has a seven (7) day rest period following such administration, then such “Treatment Cycle” would be twenty-eight (28) days long.

1.129 “United States” means the United States of America.

1.130 “USFDA” means the United States Food and Drug Administration or any successor Entity thereto.

1.131 “Valid Claim” means a claim of any (a) issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) pending patent application that has not been finally abandoned, finally rejected or expired (after the earlier of exhaustion of all appeals actually taken or the expiration of the time allowed for all appeals); provided, however, that if a claim of a pending patent application has not issued [***] after [***] such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues for such claim.

1.132 “VAT” means the value added taxes.

1.133 “Withholding Action” has the meaning set forth in Section 8.7(b).

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Article 2
LICENSE

2.1 Exclusive License Grant to Licensee. Subject to the terms and conditions of this Agreement, G1 hereby grants to Licensee an exclusive (even as to G1 and its Affiliates, subject to G1’s retained rights as set forth in Section 2.5), royalty-bearing, non-transferable (except in accordance with Section 15.2) license, with the right to grant sublicenses (solely in accordance with Section 2.3), under the G1 IP to Develop, obtain, hold and maintain Regulatory Approvals for (including any pricing or reimbursement approvals), and Commercialize the Licensed Compound and Licensed Products (including, for clarity, Licensed Products included in Combination Products, but excluding any products that include a Licensed Compound co-formulated with any other one or more active pharmaceutical ingredients) in the Field in the Territory. For clarity, the License shall not include any rights to any trademarks Controlled by G1.

2.2 Non-Exclusive License Grant to Licensee. G1 hereby grants to Licensee a non-exclusive, royalty-bearing, non-transferable (except in accordance with Section 15.2) license with the right to grant sublicenses (solely in accordance with Section 2.3), under the G1 IP to, subject to the requirements set forth in this Section 2.2 and Section 6.1, Manufacture the Licensed Compound and Licensed Products (including, for clarity, Licensed Products included in Combination Products) inside and outside of the Territory, in all cases solely for purposes of Development, obtaining, holding and maintaining Regulatory Approvals for (including any pricing or reimbursement approvals) and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory.

2.3 Right to Sublicense.

(a) Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses of the License: (i) to its Affiliates, provided that such sublicense shall automatically terminate if such Entity ceases to be an Affiliate of Licensee; (ii) subject to Section 4.6(a), to CMOs, CROs, distributors and other Third Party Subcontractors for the sole purpose of performing Licensee’s obligations or exercising Licensee’s rights with respect to the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory; provided that any sublicense by Licensee to a CMO, other than the CMOs set forth on Schedule 4.6(b) as of the Effective Date hereof, will require G1’s prior written consent pursuant to Section 4.6(b) [***]; and (iii) to Third Parties (e.g., distributors) engaged by Licensee or its Affiliates to Commercialize the Licensed Compound or Licensed Products in the Field in the Territory on behalf of Licensee or its Affiliates.

(b) Licensee shall have the right to grant sublicenses of the License (other than those sublicenses described in clause (i)-(iii) of Section 2.3(a)) under any or all of Licensee’s rights or obligations under this Agreement (i) with respect to the United States, Japan or any one or more Countries within the E.U., solely with G1’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), and (ii) with respect to any other Country within the Territory, without G1’s prior written consent. If Licensee desires to grant a sublicense pursuant to Section 2.3(b)(i), then Licensee shall notify G1 in writing, which notice shall (A) specify that Licensee is seeking G1’s prior written consent to grant a sublicense of the License under Section 2.3(b)(i), (B) include the identity of such proposed Sublicensee, and (C) include a summary of the key terms of such proposed sublicense agreement (such notice including the items described in clauses (A) through (C), a “Sublicensing Request Notice”). G1 shall have [***] following G1’s receipt of a Sublicensing Request Notice to notify Licensee in writing as to whether or not it approves Licensee’s request to grant such a sublicense, [***]. If, by the date that is [***] following G1’s receipt of a Sublicensing Request Notice, G1 does not respond to Licensee either approving or withholding approval of the applicable sublicense, then G1 shall be deemed to have consented to such sublicense.

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(c) Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and Licensee shall ensure that its Sublicensees comply with the applicable terms and conditions of this Agreement. Licensee may fulfill any of its obligations under this Agreement itself or through its Affiliates, Subcontractors and Sublicensees, provided, however, that Licensee will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates, Subcontractors or Sublicensees. Any breach of the terms or conditions of this Agreement by any Affiliate, Subcontractor or Sublicensee of Licensee shall be deemed a direct breach by Licensee of such terms or conditions (and G1’s right to terminate this Agreement as a result of such breach shall be subject to the applicable cure periods set forth in Section 13.2(b)). Licensee shall provide G1 with a true and complete copy of each sublicense agreement with a Sublicensee within [***] after the execution of such sublicense agreement, provided that Licensee may redact certain terms of such sublicense agreement if such terms are not necessary for G1 to verify Licensee’s compliance with this Agreement.

(d) Licensee shall, and shall include in its written agreements with Sublicensees and Subcontractors a provision permitting Licensee to, provide G1 with copies of any [***] quality oversight or audit reports concerning the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products from audits that Licensee has conducted on, or Licensee receives from, any Sublicensees or Subcontractors that Licensee engages under this Agreement. No later than [***] after receiving or preparing, as applicable, any such material report, Licensee shall provide G1 with copies of such report.

2.4 G1 Disclosure; Tech Transfer. G1 shall [***] but no later than [***] after the Effective Date, and at [***] cost and expense, furnish to Licensee a then-current data and information package that includes the [***]. During the period following the completion of such transfer and ending [***] following the Effective Date (the “Technical Assistance Period”), G1 shall provide to Licensee reasonable technical support with respect to the Tech Transfer Package (“Technical Assistance”). During the Technical Assistance Period, G1 shall provide up to [***] of Technical Assistance to Licensee [***] and, thereafter, up to an additional [***] of Technical Assistance to Licensee [***]. Any Technical Assistance reasonably requested by Licensee during the Technical Assistance Period in excess of such [***] will be provided by G1 [***]. During the [***] period following the conclusion of the Technical Assistance Period, G1 shall provide to Licensee up to [***] of Technical Assistance, as Licensee may reasonably request, [***], and thereafter any additional Technical Assistance requested by Licensee will be provided [***]. For clarity, any time spent by G1 participating in the activities of the Patent Working Group or providing Manufacturing Technical Assistance in accordance with Section 6.1(b) will not be considered Technical Assistance pursuant to this Section 2.4. G1 will invoice Licensee for the Technical Assistance provided under this Section 2.4 at the hourly rates set forth in this Section 2.4, and Licensee will pay all such amounts within [***] after the date of such invoice.

2.5 G1 Retained Rights. Notwithstanding the exclusive nature of the License to the contrary, G1 expressly retains the rights to practice and exploit the G1 IP in the Field in the Territory to the extent necessary to perform its obligations under this Agreement or to Manufacture the Licensed Compound and Licensed Products in the Territory solely for the Exploitation of Licensed Products outside the Territory, in each case, whether directly or through its Affiliates, Third Party Licensees or Subcontractors. For clarity, and without limiting the foregoing, but subject in all cases to Section 2.8(b), G1 retains the exclusive right to practice, license and otherwise exploit the G1 IP outside the scope of the License (i.e., outside the Field (regardless of the Territory) or outside the Territory in the Field).

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2.6 License Grant to G1. Licensee hereby grants to G1 a non-exclusive, fully-paid, royalty-free, perpetual, irrevocable and sublicensable (through multiple tiers) license under the Licensee IP [***] to (a) Exploit the Licensed Compound and Licensed Products outside the Territory (in or outside of the Field) or (b) [***].

2.7 No Implied Licenses; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Patent Rights, Know-How, trademarks, or other intellectual property rights of the other Party. Licensee shall not, and shall not permit any of its Affiliates, Sublicensees or Subcontractors to, practice any G1 IP outside the scope of the License.

2.8 [***]

(a) [***]

(b) G1 [***]. During the Term, G1 shall not, and shall ensure that its Affiliates [***]

2.9 Effect of Change of Control. Neither Party will be in breach of the restrictions set forth in Section 2.8 if such Party undergoes a Change of Control with a Third Party (such Third Party, an “Acquiror”, and, together with such Acquiror’s pre-Change of Control Affiliates, the “Acquisition Party”) that is (either directly or through any Third Party) Exploiting one or more Competing Products prior to such Change of Control. Competing Products being Exploited by the Acquisition Party prior to the Change of Control are referred to herein as “Grandfathered Products.” The Acquisition Party may continue to Exploit such Grandfathered Products in the Territory following the Change of Control; provided that [***]

Article 3
GOVERNANCE

3.1 Alliance Managers. Each Party shall appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each Party’s appointed individual, its “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) if reasonably requested by the other Party’s Alliance Manager, attend Patent Working Group meetings (as a non-voting participant). An Alliance Manager may also bring any patent-related matter to the attention of the Patent Working Group if such Alliance Manager [***] believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon [***] prior written notice to the other Party.

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3.2 Annual Meeting. No less frequently than once per [***] the Parties shall meet (whether by in-person, teleconference, Internet conference, video conference or other similar communication method) and discuss (a) the Parties’ activities under this Agreement over [***] including Clinical Study Reports (“CSRs”), the progress of Development, regulatory, Manufacturing and Commercialization activities, and Commercialization forecasts, and (b) forward-looking Development and Commercialization plans and key initiatives with respect to the Licensed Compound or Licensed Products in the Field.

3.3 Patent Working Group.

(a) Formation. No later than [***] following the Effective Date, the Parties will meet and establish a patent working group (the “Patent Working Group”) to discuss and coordinate matters related to the G1 IP licensed to Licensee pursuant to the License, Patent Prosecution of the G1 Patents and the Product-Specific Patents, any enforcement actions against Product Infringements, and any potential Third Party Patent Rights or other intellectual property rights relating to this Agreement (the “G1 Patent Matters”). In addition, to the extent helpful to the discussions of the Patent Working Group, [***]; provided that any such decision to invite any such representatives shall be at G1’s sole discretion. The Patent Working Group will be comprised of [***] representatives designated by each Party, including a patent lawyer, attorney or other Person designated by each Party with the requisite skill and experience to consult on matters related to intellectual property. From time to time, each Party may substitute [***] of its representatives to the Patent Working Group upon written notice to the other Party.

(b) Limitation of Authority. The Patent Working Group shall be a forum for the Parties to share information, consult, and provide and receive comments with respect to Patent Prosecution activities in accordance with Section 12.2 and as otherwise assigned to the Patent Working Group under this Agreement only, and the Patent Working Group shall have no decision-making authority, including with respect to determining the Patent Prosecution, enforcement or defense strategy of any G1 Patent, Product-Specific Patent or Licensee Patent hereunder.

(c) Meetings. The Patent Working Group shall hold meetings on a regular basis, but not less frequently than [***] or with such other frequency as the Parties may agree. The Patent Working Group may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective Patent Working Group representatives. The Patent Working Group shall continue to exist until the Parties’ mutual written agreement to disband the Patent Working Group.

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Article 4
DEVELOPMENT

4.1 Diligence and Responsibilities.

(a) Licensee Responsibilities. Licensee, itself or through its Affiliates, Sublicensees or Subcontractors, shall, at its sole cost and expense use [***] to Develop at least one (1) Licensed Product for at least one (1) Indication in the Field in each Major Market in the Territory. Licensee shall, and Licensee shall cause its Affiliates, Sublicensees and its Subcontractors to, conduct all Development under this Agreement in compliance with all Applicable Laws in the Territory, including applicable GLP, cGMP and GCP.

(b) Ongoing Development Activities. Notwithstanding anything in this Agreement to the contrary, including Section 2.8 and this Section 4.1, (i) G1 shall continue until completion, as the Clinical Trial sponsor, the Clinical Trials [***], and (ii) G1 shall use [***] to wind down any pre-clinical studies in respect of the Licensed Compound or Licensed Product that are ongoing as of the Effective Date, [***] in each case ((i) and (ii)) which activities shall not be deemed to be a breach of G1’s obligations under Section 2.8. At Licensee’s request, G1 shall permit [***] representative of Licensee to join as an observer at any of G1’s or its Affiliate’s external meetings, teleconference calls or other material activities directly related to such Clinical Trials, including all meetings or teleconference calls with Regulatory Authorities directly related to such Clinical Trials, in all cases subject to the terms and conditions of all applicable agreements with the applicable Clinical Trial sites (including confidentiality obligations therein). Further, on a [***] basis (or such other frequency as the Parties may mutually agree) until the completion of such Clinical Trials, such Licensee representative shall meet with members of G1’s clinical operations team to discuss the progress of such Clinical Trials. [***] in connection with the Clinical Trials described in clause (i) above. Within [***] after the end of each [***] during which such Clinical Trials are ongoing, G1 will provide an invoice to Licensee setting forth in reasonable detail the Out-of-Pocket Costs incurred in connection with such Clinical Trials during such [***]. Such [***] invoices will be accompanied by available supporting documentation, receipts or related information to the extent necessary to verify such incurred Out-of-Pocket Costs for a particular [***]. Within [***] after its receipt of such [***] invoice, [***] the undisputed amounts set forth in such [***] invoice. For purposes of this Section 4.1(b), “Out-of-Pocket Costs” means, with respect to activities performed by or on behalf of G1 after the Effective Date in connection with the Clinical Trials described in clause (i) above, specifically identifiable direct expenses paid or payable by G1 or its Affiliates to Third Parties and incurred to conduct such activities, including payments to contract personnel (including contractors, consultants and subcontractors).

4.2 Development Plan. Without limiting Licensee’s obligations under Section 4.1, Licensee shall use [***] to Develop the Licensed Compound and Licensed Products in the Field in the Territory in accordance with a written development plan (as such development plan may be updated from time to time in accordance with this Section 4.2, the “Development Plan”), an initial high level summary of which is attached hereto as Schedule 4.2. From time to time, Licensee may, in its sole discretion, provide an updated Development Plan to G1. The Parties shall discuss the status, progress and results of Development activities against the then-current Development Plan. For the avoidance of doubt, Licensee’s performance of the activities set forth in the Development Plan shall not, in and of itself, be deemed to satisfy Licensee’s Development diligence obligations under Section 4.1, nor shall Licensee’s failure to perform any activity set forth in the Development Plan be deemed, in and of itself, a breach of Licensee’s Development diligence obligations under Section 4.1.

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4.3 Development Reports. Until such time as the first Regulatory Approval has been obtained for a Licensed Product in each Major Market in the Territory, no less frequently than [***] Licensee shall provide G1 with a written report summarizing [***] Without limiting the foregoing, such reports shall contain [***] Such reports shall be the Confidential Information of Licensee pursuant to Article 9.

4.4 Development Records. Licensee shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of Licensee or its Affiliates or Sublicensees consistent with its standard practices in accordance with all Applicable Laws (“Development Records”). Licensee shall cause such Development Records to fully and properly reflect all work done and results achieved in the performance of the Development activities in sufficient detail and good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all non-clinical studies, Clinical Trials, and post-Regulatory Approval studies intended to be submitted in regulatory filings in formal written study summaries in accordance with Applicable Laws, including as applicable, GCP, GLP and cGMP. Upon G1’s reasonable request, but not more frequently than once in [***] period, Licensee shall allow G1 to access, review and copy such Development Records and, if requested by G1, shall provide [***] assistance in providing English translations thereof (if such Development Records are in a language other than English) at [***]. Such records shall constitute Licensee Confidential Information under this Agreement. Licensee shall include in its written agreements with Sublicensees a provision permitting Licensee to provide G1 with summaries of any such Development Records maintained by its Sublicensees.

4.5 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.4, each Party shall promptly, but in no event later than [***] following finalization (e.g., a database lock for a Clinical Trial or completion of a Clinical Trial) or the other Party’s [***] request, provide the other Party with copies of all material Development Data Controlled by such Party that are generated or finalized by or on behalf of such Party or its Affiliates, Third Party Licensees (with respect to G1), Sublicensees (with respect to Licensee) or its Subcontractors, if applicable, in the Field, provided that (a) all CSRs of Clinical Trials relating to the Licensed Compound or Licensed Products that are prepared following the completion of such Clinical Trials will [***] to provide material Development Data and the other Party’s right to use such data shall be limited to Development Data as and to the extent [***] for the Development, Regulatory Approval or Commercialization of Licensed Products in the receiving Party’s respective territory, and (c) any such copies of material Development Data provided by or on behalf of either Party shall include a written English summary (if such Development Data is generated in a language other than English). G1 may disclose and provide copies of such Development Data Controlled by Licensee solely to those of its Affiliates and Third Party Licensees that have agreed in writing to share development data with G1 and Licensee on terms substantially similar to the terms of this Section 4.5 and shall cause its Third Party Licensees to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to the disclosure of any such Development Data.

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4.6 Subcontractors.

(a) Licensee shall have the right to engage Third Party subcontractors for purposes of conducting service activities with respect to the Development, Manufacture, or Commercialization of the Licensed Compound or Licensed Products in the Field in the Territory under this Agreement (each, a “Subcontractor”); provided that Licensee shall cause any Subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any such activities under this Agreement. Licensee shall cause its Subcontractors to assign to Licensee all intellectual property made, discovered, developed or otherwise created by such Subcontractor in the course of performing such subcontracted work, which intellectual property will be owned in accordance with Section 12.1. Licensee shall cause its Subcontractors to implement and maintain inventor reward and remuneration policies and agreements, as required by Applicable Law, sufficient to supersede any inventor claim that such inventor is entitled to any reward or remuneration for any such intellectual property. Licensee shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any Subcontractor and shall be directly responsible for the performance of its Subcontractors. Any breach of the terms or conditions of this Agreement by any Subcontractor of Licensee shall be deemed a direct breach by Licensee of such terms or conditions (and G1’s right to terminate this Agreement as a result of such breach shall be subject to the applicable cure periods set forth in Section 13.2(b); provided that such breach will be deemed cured if Licensee terminates the applicable subcontract within the applicable cure periods set forth in Section 13.2(b)).

(b) Notwithstanding the foregoing, except with respect to the CMOs set forth on Schedule 4.6(b) as of the Effective Date hereof, and subject to Section 2.3(a), [***]

Article 5
REGULATORY

5.1 Licensee’s Responsibilities.

(a) Licensee, itself or through its Affiliates and Sublicensees, shall, [***] use [***] to seek, secure, and maintain at least [***] Regulatory Approval and associated pricing and reimbursement approvals for at least [***] Indication for at least [***] Licensed Product in the Field in each Major Market in the Territory, and shall be responsible, [***] for all regulatory activities leading up to and including the obtaining, holding and maintaining of Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for Licensed Products from Regulatory Authorities in the Field in the Territory, in each case, in accordance with this Section 5.1. Until such time as the first Regulatory Approval has been obtained for a Licensed Product in each Major Market in the Field in the Territory, Licensee shall [***]

(b) Licensee shall [***] and shall [***].

(c) Licensee shall [***].

5.2 G1’s Responsibilities. G1 shall [***] cooperate, and shall use [***] efforts to cause its Affiliates and Third Party Licensees to [***] cooperate, with Licensee in its obtaining, holding and maintaining any Regulatory Approvals, as applicable, for the Licensed Compound or a Licensed Product in the Territory, including by providing, to the extent (i) Controlled by G1 or (ii) received by G1 from any of its Third Party Licensees and permitted under its license agreements with such Third Party Licensees, access to Regulatory Approvals, Regulatory Documents and Development Data (including raw data and records) for the Licensed Compound and Licensed Products at [***].

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5.3 Right of Reference and Use. Each Party hereby grants to the other Party, and, subject to the remainder of this Section 5.3, such other Party’s Affiliates, Sublicensees (in the case of G1 as the granting Party) or Third Party Licensees (in the case of Licensee as the granting Party) the right of reference to all Regulatory Documents pertaining to the Licensed Compound or Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates; provided that a Party’s right of reference to the other Party’s Regulatory Documents shall be (a) limited to Regulatory Documents Controlled by such other Party or its Affiliates, and (b) solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of the Licensed Products (i) in the case of Licensee, in the Field in the Territory and (ii) in the case of G1, outside the Territory. Each Party shall bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 5.3. Notwithstanding the foregoing, the right of reference granted by Licensee to G1 under this Section 5.3 shall extend to, and may be practiced by G1, its Affiliates, and its Third Party Licensees to the extent that G1 has, on Licensee’s behalf, obtained from the applicable Affiliate or Third Party Licensee the right of reference to all Regulatory Documents pertaining to the Licensed Compound or Licensed Products submitted by or on behalf of such Affiliate or Third Party Licensee and the right for Licensee and such Affiliate or Sublicensee to practice and authorize the practice of such right of reference.

5.4 Adverse Events Reporting.

(a) Promptly following the Effective Date, but in no event later than the earlier of (i) [***] following the Effective Date and (ii) [***], Licensee and G1 shall develop and agree upon written safety and pharmacovigilance procedures for the Parties with respect to Licensed Products worldwide, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to Licensed Products and sufficient to permit each Party and its Affiliates, Third Party Licensees and Sublicensees to comply with its legal obligations with respect thereto and shall otherwise be on customary and reasonable terms for agreements of its type and consistent with the terms of this Agreement. The Pharmacovigilance Agreement shall be promptly updated if required by changes in Applicable Laws. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, Third Party Licensees and Sublicensees to comply with such obligations.

(b) Licensee shall maintain the global adverse event database for the Licensed Compound and Licensed Products in the Field, [***]. Licensee shall be responsible for reporting to the applicable Regulatory Authorities all quality complaints, adverse events and safety data related to Licensed Products in the Field in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities related to Licensed Products in the Field in the Territory; provided that G1 shall (or shall cause its Affiliates and Third Party Licensee(s) to) [***] cooperate with Licensee in performing such reporting obligations.

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5.5 Safety and Regulatory Audits. If a Regulatory Authority desires to conduct an inspection or audit of Licensee, its Affiliates, Sublicensees or Subcontractors (including any Clinical Trial sites and any facility in which a Licensed Compound or Licensed Product is Manufactured (including any such CMO sites engaged by Licensee)) relating to the Licensed Compound or the Licensed Products in the Territory, then Licensee [***]. At [***] request, [***]. Each such [***] may be redacted of information that is unrelated to the Licensed Compound and Licensed Products.

5.6 No Harmful Actions. Each Party shall not, and shall not permit its Affiliates, Sublicensees or Subcontractors (with respect to Licensee) to, knowingly take any action with respect to the Licensed Compound or a Licensed Product in the Field in the Territory that could reasonably be expected to have an adverse impact upon the regulatory status of the Licensed Compound or any Licensed Product in the Field inside or outside the Territory. If a Party believes that the other Party is (or any of its Affiliates, or Sublicensees or its Subcontractors (with respect to Licensee) are) taking or intends to take any action with respect to the Licensed Compound or a Licensed Product that could have such an adverse impact upon such Party’s regulatory status of the Licensed Compound or any Licensed Product, in the case of G1, outside of the Territory and in the case of Licensee, inside the Territory, then such Party shall have the right to bring the matter to the attention of the other Party and the Parties shall discuss in good faith a resolution of such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) each Party shall not, and shall not permit its Affiliates, or Sublicensees or Subcontractors (with respect to Licensee) or Third Party Licensees (with respect to G1) to, communicate with any Regulatory Authority, in the case of Licensee, having jurisdiction outside the Territory, and in the case of G1, having jurisdiction within the Territory, in each case with respect to the Licensed Compound or any Licensed Product in the Field, unless so ordered by such Regulatory Authority, in which case such Party shall immediately, but in any event within forty-eight (48) hours, notify the other Party of such order; and (b) each Party shall not, and shall not permit its Affiliates, or Sublicensees or Subcontractors (with respect to Licensee) or Third Party Licensees (with respect to G1) to, submit any Regulatory Documents or seek Regulatory Approvals in the Field for the Licensed Compound or any Licensed Product, in the case of Licensee outside the Territory, and in the case of G1, within the Territory.

5.7 Notice of Regulatory Action.

(a) In the Territory. If any Regulatory Authority takes or gives notice to Licensee or its Affiliates, Sublicensees or Subcontractors of its intent to take any regulatory action with respect to any activity of Licensee or its Affiliates, Sublicensees or Subcontractors relating to, and that may adversely impact the Development, Manufacture or Commercialization of, any Licensed Compound or Licensed Product, then Licensee shall notify G1 of such contact, inspection or notice or action within [***] after Licensee’s receipt of any such notice or conduct of any such action, or becoming aware of any such notice received by, or conduct of any such action with respect to, its Affiliates, Sublicensees or Subcontractors. [***]. The costs and expenses of any such regulatory action in the Territory shall be borne [***]. [***] shall, and shall ensure that its Affiliates, Sublicensees and Subcontractors, maintain adequate records to permit the Parties to trace the distribution, sale and use of Licensed Products in the Field in the Territory. In addition, if a Party or any of its Sublicensees or Subcontractors (with respect to Licensee) or Third Party Licensees (with respect to G1) receives a written communication regarding any threatened or pending action or inspection by or from a Third Party, including a Regulatory Authority, that would [***] be expected to [***] affect the Exploitation of the Licensed Compounds or Licensed Products in the Territory, then such Party will notify the other Party of such written communication promptly, but in any event within [***], after its receipt of any such written communication or becoming aware of any such written communication received by its Sublicensees or Subcontractors (with respect to Licensee) or Third Party Licensees (with respect to G1).

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(b) Outside of the Territory. If any Regulatory Authority takes or gives notice to G1 or its Affiliates or Third Party Licensees of its intent to take any regulatory action with respect to any activity of G1 or its Affiliates or Third Party Licensees relating to, and that may adversely impact the Development, Manufacture or Commercialization of, any Licensed Compound or Licensed Product, then G1 shall [***]. The costs and expenses of any such regulatory action outside the Territory shall be borne [***]. [***] shall, and shall ensure that its Affiliates and Third Party Licensees, [***]. In addition, each Party shall promptly, but in any event within [***], notify the other Party of any written communication it receives regarding any threatened or pending action or inspection by or from a Third Party, including a Regulatory Authority, that would [***] affect the Exploitation of the Licensed Compounds or Licensed Products outside the Territory.

5.8 Recalls. As between the Parties, [***] will be [***] for the decision to initiate, and the operational execution of, any recall or market withdrawal of the Licensed Compound or Licensed Products in the Field in the Territory and [***] (or its licensees or subcontractors) will be [***] for the operational execution of any recall or market withdrawal of the Licensed Compound or Licensed Products outside of the Territory; provided that in the event that [***]. As between the Parties, the costs for any such recall or market withdrawal by Licensee in the Territory will be at [***] and expense and the costs for any recall or market withdrawal by G1 outside of the Territory will be at [***].

Article 6
MANUFACTURE AND Supply

6.1 Supply; Technology Transfer and Cooperation.

(a) General. Except as expressly provided in this Agreement or otherwise mutually agreed in writing by the Parties, Licensee will be solely responsible for, at its sole cost and expense, obtaining supply of the Licensed Compound and Licensed Product sufficient to enable Licensee to meet its Development, Regulatory Approval, Commercialization, and other obligations under this Agreement.

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(b) Technology Transfer. G1 shall promptly, but no later than [***] following the Effective Date, transfer, or cause its CMO(s) to transfer, to Licensee or its designee(s), [***] (such Know-How, the “G1 Manufacturing Know-How,” and such transfer, the “Initial Manufacturing Tech Transfer”). During the Term, each Party may [***] request that the other Party transfer [***], within [***] such [***] at the [***] cost and expense. For the [***] period following the completion of the Initial Manufacturing Tech Transfer (the “Manufacturing Technical Assistance Period”), G1 shall provide to Licensee up to [***] of reasonable technical support with respect to the G1 Manufacturing Know-How (“Manufacturing Technical Assistance”) [***] and, thereafter, up to an additional [***] of Manufacturing Technical Assistance [***]. Any Manufacturing Technical Assistance reasonably requested by Licensee during such Manufacturing Technical Assistance Period in excess of such initial [***]. During the [***] period following the conclusion of the Manufacturing Technical Assistance Period, G1 shall provide to Licensee up to [***] of Manufacturing Technical Assistance, as Licensee may reasonably request, [***], and thereafter any additional Manufacturing Technical Assistance requested by Licensee will be [***]. Licensee acknowledges that it may need to directly engage G1’s existing CMO(s) to perform services necessary to complete the manufacturing technology transfer contemplated by this Section 6.1(b). Except as provided in this Section 6.1(b) above, any such engagement will be conducted directly by Licensee, [***], provided that G1 shall, [***] (in accordance with the foregoing provisions of this Section 6.1(b)), use [***] to introduce Licensee to G1’s primary contacts at such CMO(s) and to facilitate Licensee’s entry into such engagement with such CMO(s).

(c) Existing Inventory. Promptly following the Effective Date, G1 will sell to Licensee the quantities of Existing Inventory as are set forth in Schedule 1.47, at the price and subject to the terms and conditions set forth in Schedule 1.47.

Article 7
Commercialization

7.1 Commercialization Diligence. Licensee, [***] shall be responsible for, and shall use [***] to, Commercialize [***] Licensed Product in the Field in each Major Market in the Territory where Regulatory Approval has been granted for such Licensed Product.

7.2 Commercial Forecast. Within [***] after the First Commercial Sale of a Licensed Product by Licensee or any of its Affiliates or Sublicensees, and on [***] basis thereafter within [***] prior to the commencement of each such [***], Licensee shall provide to G1 [***].

7.3 Diversion. Each Party covenants and agrees that it shall not, and shall use [***] efforts to ensure that its Affiliates, Third Party Licensees (with respect to G1) and Sublicensees and Subcontractors (with respect to Licensee) shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory. Neither Party shall engage, nor contractually permit its Affiliates, Third Party Licensees (with respect to G1) or Sublicensees or Subcontractors (with respect to Licensee) to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located in any jurisdiction or Country in the other Party’s territory, or solicit orders from any prospective purchaser located in any jurisdiction or Country in the other Party’s territory. If a Party, its Affiliates, Third Party Licensees (with respect to G1) or Sublicensees or Subcontractors (with respect to Licensee) receive any order for Licensed Products for use from a prospective purchaser located in a jurisdiction or Country in the other Party’s territory, then such Party shall promptly, but in any event within [***] refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor contractually permit its Affiliates, Third Party Licensees (with respect to G1) or Sublicensees or Subcontractors (with respect to Licensee) to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use in the other Party’s territory.

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Article 8
PAYMENTS

8.1 Upfront Payment. Licensee shall pay to G1 [***] after the Effective Date.

8.2 Development Milestone Payments. Licensee shall pay to G1 the [***] as set forth in this Section 8.2. Licensee shall notify G1 in writing of the achievement by Licensee, its Affiliates or Sublicensees of any and each development milestone event (each, a “Development Milestone Event”) set forth in the table below promptly following the occurrence thereof, but in no event later than [***] following the occurrence thereof, and Licensee [***] after the occurrence of the applicable Development Milestone Event.

Development Milestone Event (US$)	Development Milestone Payment (US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Development Milestone Payment under this Section 8.2 will be payable [***] set forth above in the Territory, and [***], whether for the same or different Licensed Products. For clarity, in no event shall [***] under this Section 8.2 [***] in the aggregate.

8.3 Sales Milestone Payments. Subject to the terms and conditions of this Agreement, Licensee shall pay to G1 the following [***] following the achievement of each event described in the below table (each, a “Sales Milestone Event”). Licensee shall notify G1 in writing of the achievement of each Sales Milestone Event within [***] Licensee shall [***] after achievement of the applicable Sales Milestone Event.

Sales Milestone Event (US$)	Sales Milestone Payment (US$)
Aggregate Annual Net Sales of Licensed Products in the Territory [***]	[***]
Aggregate Annual Net Sales of Licensed Products in the Territory [***]	[***]
Aggregate Annual Net Sales of Licensed Products in the Territory [***]	[***]
Aggregate Annual Net Sales of Licensed Products in the Territory [***]	[***]

Each Sales Milestone Payment will be [***] in the Territory, and [***]. If more than one Sales Milestone Event is triggered in a given Calendar Year, then each corresponding Sales Milestone Payment for each triggered Sales Milestone Event will be [***]. For example, if [***] in the same Calendar Year as [***] then both Sales Milestone Payments will be payable for such Calendar Year. For clarity, in no event shall the [***] under this Section 8.3 [***] in the aggregate.

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8.4 Royalty Payments to G1.

(a) Royalty Payments and Rates. Licensee shall, on a Calendar Year basis during the applicable Royalty Term, make [***] to G1 based on Aggregate Annual Net Sales of Licensed Products sold in the Territory in each Calendar Year in accordance with the following:

Aggregate Annual Net Sales Threshold	Royalty Rate (%)
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]
The portion of Aggregate Annual Net Sales in a Calendar Year [***]	[***]

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(b) Royalty Reductions; Third Party Payments.

(i) On a Licensed Product-by-Licensed Product and Country-by-Country basis, if at any time during the Royalty Term for a Licensed Product in a given Country, there is no Valid Claim of any G1 Patent that Covers such Licensed Product in such Country, then the royalty rates payable by Licensee under this Agreement for such Licensed Product in such Country shall be [***] for the remainder of the Royalty Term for such Licensed Product in such Country.

(ii) On a Licensed Product-by-Licensed Product, Calendar Quarter-by-Calendar Quarter and Country-by-Country basis, if at any time during the Royalty Term for a Licensed Product, there is Generic Competition with respect to such Licensed Product in such Country during such Calendar Quarter, then the royalty rates payable by Licensee under this Agreement for such Licensed Product in such Country during such Calendar Quarter shall be [***].

(iii) If Licensee, its Affiliates or Sublicensees (A) determines in good faith that it is required to obtain a license or assignment from a Third Party to any Patent Right that, in the absence of such license or assignment, would be infringed (including, in the case of a claim of a pending patent application, if issued in the form then currently being prosecuted in good faith) by the Development, Manufacture or Commercialization in any Country in the Territory of the Licensed Compound or a Licensed Product, which Patent Right (1) is not licensed or sublicensed hereunder, (2) consists of one or more Covering Claims for such Licensed Compound or Licensed Product and (3) is necessary (and not merely useful) to Commercialize such Licensed Compound or Licensed Product (the relevant “Infringed Patent Right”), or (B) is subject to a final court or other binding order or ruling that such Development, Manufacture or Commercialization of the Licensed Compound or such Licensed Product infringed an Infringed Patent Right requiring payment to the applicable Third Party Patent Right holder in respect of sales of the Licensed Product in a Country in the Territory, then [***] by Licensee to such Third Party with respect to such Infringed Patent Right in such Country in each applicable Calendar Quarter that is allocable to the Licensed Product in such Country in such Calendar Quarter.

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(iv) Notwithstanding any provision of this Agreement to the contrary, the cumulative reductions taken by Licensee pursuant to this Section 8.4(b) shall not [***] with respect to any given Country under Section 8.4(a) in any given Calendar Quarter [***] provided, that [***] until the earlier of (A) the time at which [***] or (B) one (1) year following the Calendar Quarter [***] (but [***] during such Calendar Quarter as a result of the foregoing floor).

(c) Payments to Third Parties. Subject to the foregoing provisions of this Section 8.4(b)(iii), each Party shall be solely responsible for [***] to Third Parties, and neither Party shall have [***] on behalf of the other Party.

(d) Royalty Reports and Payments. Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of the first Licensed Product is made anywhere in the Territory, Licensee shall provide G1 with a good faith, preliminary report that contains Licensee’s good faith estimation of the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and Country-by-Country basis: (i) [***] Section 8.4 (including reasonable detail for [***] taken pursuant to Section 8.4(b)) for such Calendar Quarter. Promptly following the delivery of the applicable initial quarterly report, Licensee shall, but in no event later [***] following the end of each Calendar Quarter, provide a final version of such report and [***] its Affiliates and their respective Sublicensees for such Calendar Quarter. Any and all such reports shall constitute Licensee’s Confidential Information under this Agreement.

(e) Payment Method, Currency, and Exchange Rate. [***]. With respect to Net Sales invoiced by Licensee [***] such [***] equivalent (as applicable), [***] used by Licensee to [***] for its own financial accounting and reporting purposes.

8.5 Late Payments. Without limiting any other rights or remedies available to G1 hereunder, [***] under this Agreement which are [***]. All [***] to be used for purposes of this Section 8.5.

8.6 Financial Records and Audits. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records in sufficient detail to permit G1 to confirm [***] to G1 under this Agreement, in accordance with GAAP or IFRS, as applicable, consistently applied. Upon reasonable prior notice, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records for examination by an independent certified public accountant selected by G1 and reasonably acceptable to Licensee for the purpose of verifying for G1 [***] furnished by Licensee pursuant to this Agreement [***], or required to be made by Licensee, pursuant to this Agreement. Such audits shall not occur more often than once each Calendar Year, and no records may be audited more than once (except for cause). Such accountant shall execute a suitable confidentiality agreement reasonably acceptable to Licensee prior to conducting such audit, and shall not disclose Licensee’s Confidential Information to G1, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Licensee or the amount of payments by Licensee under this Agreement. Licensee will pay any amounts determined to be owed to G1 but unpaid [***] (as set forth in Section 8.5) from the original due date. Licensee will be entitled to [***] to G1. If [***] then [***] to Licensee. [***] by Licensee of [***] for the time period being audited, in which case Licensee [***] of such certified public accountant.

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8.7 Taxes.

(a) Responsibility. Any and all Taxes imposed on Licensee or with respect to Licensee’s business operations or activities hereunder, including any VAT, consumption, transfer, sales, use or other such Taxes relating to the transactions contemplated herein (but for clarity, excluding any Taxes imposed or calculated on the income of G1, its Affiliates or Third Party Licensees), shall be borne solely by Licensee, and Licensee shall timely pay, and indemnify and hold harmless, G1 from and against all such Taxes, including any penalties or interest associated therewith.

(b) Withholding Tax. All payments due and payable hereunder shall be made without any deduction or withholding for or on account of any Tax except to the extent otherwise required by Applicable Laws. If Licensee is so required to withhold, then Licensee will (a) promptly notify G1 of such requirement; (b) make such deduction and withholding and, except if withholding is imposed as a result of a change in Applicable Law after the date of this Agreement or a Withholding Action by G1, [***] (c) pay to the relevant Governmental Authority the full amount required to be withheld promptly upon the earlier of (i) determining that such withholding is required or (ii) receiving notice that such amount has been assessed against G1; and (d) promptly forward to G1 an official receipt (or certified copy) or other documentation reasonably acceptable to G1 evidencing such payment to such authorities. Notwithstanding the foregoing, if, as a result of any Withholding Action by or on behalf of Licensee, withholding Taxes in addition to those that would be due in the absence of such Withholding Action become due on payments from Licensee or its permitted assignee to G1 that would not have been due absent such Withholding Action, in whole or in part, then Licensee will deduct and pay to the relevant Governmental Authority such additional Taxes in accordance with this Section 8.7(b); provided, however, that in such event and simultaneously with the payment of such additional Taxes, Licensee will, in addition to the sums otherwise payable under this Agreement, [***]. In the event any [***] pursuant to this Section 8.7(b) and the relevant Tax is later refunded to G1, [***]. For purposes of this Section 8.7(b), “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to any Person outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through any Person outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the United States; or (iv) any action by such Party that causes this Agreement or any payment made under this Agreement to become subject to Tax in a jurisdiction outside of the United States or subject any payments made under this Agreement to withholding in any jurisdiction that would not have been required absent such Withholding Action.

(c) Cooperation. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible under the Applicable Laws, any Taxes payable in connection with this Agreement, and shall reasonably cooperate each other in good faith in accordance with Applicable Laws to minimize any Taxes in connection with this Agreement, including by claiming any exemption from any required Taxes or withholdings (or additional taxes or double taxation) and seeking any refund of Taxes paid or withheld, under any Applicable law or regulation or treaty from time to time in force.

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Article 9
CONFIDENTIALITY; PUBLICATION

9.1 Duty of Confidence. Subject to the other provisions of this Article 9:

(a) Except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term (or the earlier termination of this Agreement) and ten (10) years thereafter;

(b) the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) a Receiving Party may disclose Confidential Information of the Disclosing Party to: (i) such Receiving Party’s Affiliates, Third Party Licensees (with respect to G1) or Subcontractors and Sublicensees (with respect to Licensee); and (ii) employees, directors, agents, contractors, consultants and advisors of the Receiving Party and its Affiliates, Third Party Licensees (with respect to G1) or Subcontractors or Sublicensees (with respect to Licensee), in each case to the extent reasonably necessary for the purposes of Receiving Party performing its obligations or exercising its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and provided further that each Party shall remain responsible for any failure by its Affiliates, Third Party Licensees (with respect to G1) or Sublicensees (with respect to Licensee), and its and its Affiliates’, Third Party Licensees’ (with respect to G1) or Sublicensees’ (with respect to Licensee) respective employees, directors, agents, consultants, advisors, and contractors, to treat such Confidential Information as required under this Section 9.1 as if such Affiliates, Third Party Licensees (with respect to G1) or Sublicensees (with respect to Licensee) employees, directors, agents, consultants, advisors and contractors were Parties directly bound to the requirements of this Section 9.1.

9.2 Exemptions. Information of a Disclosing Party will not be deemed to be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

(a) is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

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(b) is generally available to the public before its receipt from the Disclosing Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party (or any Person to whom the Receiving Party disclosed such Confidential Information) in breach of this Agreement or the Existing Confidentiality Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

(e) is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 9.1 and 9.4, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a) (i) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as reasonably necessary for the Development and Commercialization (and, subject to Section 2.2, Manufacturing) of the Licensed Compound or Licensed Product; or (ii) subject to Section 9.6, complying with Applicable Laws, including regulations promulgated by securities exchanges;

(b) disclosure of this Agreement, its terms and the status and results of Development or Commercialization activities to actual or bona fide potential investors, acquirors, (sub)licensees, lenders and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction or collaboration; provided that in each such case on the condition that such Persons are bound by written, binding obligations of confidentiality and non-use consistent with this Agreement (but of shorter duration if customary);

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing Confidential Information pursuant to Applicable Laws or court order shall (i) take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information and (ii) limit disclosure of such Confidential Information only to that which is required to be disclosed by the applicable Governmental Authority; or

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(d) disclosure pursuant to Sections 9.4 and 9.6.

Notwithstanding the foregoing, in the event a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(a), it will give reasonable advance written notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

Nothing in Sections 9.1 or 9.3 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

9.4 Publications.

(a) Generated by G1. G1 (or its Third Party Licensees) shall have the right to publicly present or publish any Clinical Trial data, non-clinical data or any associated results or conclusions (each such presentation or publication, a “Publication”) generated by G1 or its Third Party Licensees, in its sole discretion, provided that (i) such Publications will not include Licensee’s Confidential Information, and (ii) prior to making any such Publication, or any other form of public disclosure with respect thereto, G1 will provide Licensee with a copy of such Publication (and the intended date of such publication). Licensee may provide G1 with its reasonable comments in writing, if any, and to the extent that any such comments are received prior to G1’s intended date of publication, G1 will review and consider in good faith any such comments prior to such publication.

(b) Other Publications. Subject to the provisions of this Section 9.4, with respect to Publications that include any Clinical Trial data, non-clinical data or associated results or conclusions that concern or relate to the Licensed Compound or Licensed Products, generated by Licensee, neither Party will make any such Publication, or any other form of public disclosure with respect thereto (including on clinicaltrials.gov), without providing the other Party with an opportunity to review and comment on such Publication, except to the extent required by Applicable Laws. A Party seeking to make any such Publication shall provide the other Party with the opportunity to review and comment on any such proposed Publication [***] prior to its intended submission for publication. The reviewing Party shall provide the publishing Party with its comments in writing, if any, [***] after receipt of such proposed Publication. The publishing Party shall consider in good faith any comments provided by the reviewing Party and shall comply with the reviewing Party’s request to remove any and all of the reviewing Party’s Confidential Information from the proposed Publication. In addition, the publishing Party shall delay the proposed Publication for a period up to [***] if requested by the reviewing Party to provide for the preparation and filing of a patent application based on information included in the proposed Publication. If the reviewing Party fails to provide its comments to the publishing Party within [***] such reviewing Party shall be deemed to not have any comments, and the publishing Party will be free to publish in accordance with this Section 9.4 after the [***]. The publishing Party will provide the other Party with a copy of the Publication at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all Publications as scientifically appropriate.

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9.5 Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Laws or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 9.5 shall be considered a Publication hereunder and shall be subject to Section 9.5.

9.6 Publicity; Use of Names.

(a) The Parties agree that the terms and conditions of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 9.3 and this Section 9.6. The Parties have agreed that G1 will issue a press release announcing the execution of this Agreement promptly following the Effective Date in the form attached hereto as Schedule 9.6. No disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 9.3 and this Section 9.6. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or other public commercial announcement relating to this Agreement or its subject matter, except as provided in this Section 9.6 or with the prior express written permission of such other Party, except as may be required by Applicable Laws.

(b) Notwithstanding any provision of this Agreement to the contrary, each Party has the right to publicly disclose (i) the achievement of milestones under this Agreement; and (ii) the amount of related milestone payments if and to the extent required by Applicable Laws (including the rules and regulations promulgated by any applicable securities exchange, the U.S. Securities and Exchange Commission, or any foreign counterparts thereto). After a Publication has been made available to the public in accordance with the terms of this Agreement, each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.

(c) A Party may disclose this Agreement in securities filings with the Securities and Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by Applicable Laws. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Applicable Laws. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within [***].

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(d) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Governmental Authorities) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure (i) receives advice from counsel that it is legally required to make such public disclosure and (ii) if practicable and permitted by Applicable Laws, first provides the other Party a copy of the proposed disclosure, and reasonably considers any comments thereto provided by the other Party [***] after the receipt of such proposed disclosure.

(e) Other than the press release set forth in Schedule 9.6 and public disclosures permitted by Section 9.6(b), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed), except as required by Applicable Laws.

(f) The Parties agree that after a disclosure pursuant to Section 9.6(d) or issuance of a press release (including the initial press release by G1) or other public announcement pursuant to Section 9.6(a) or Section 9.6(b) that has been reviewed and approved by the other Party, each Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval.

(g) Each Party shall have the right to use the other Party’s name and logo in presentations, its website, collateral materials and corporate overviews to describe the relationship, as well as in taglines of press releases issued pursuant to this Section 9.6; provided that each Party will obtain the other Party’s consent prior to any such use (which consent will not be unreasonably withheld, conditioned or delayed), and will use the other Party’s corporate name only in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of the other Party shall not be impaired, in a manner consistent with best practices used by the Party for its other collaborators, and in a manner consistent with the other Party’s brand usage policies.

9.7 Return of Confidential Information. Upon the expiration or earlier termination of this Agreement, each Party shall (at the other Party’s reasonable request and expense) return or destroy all tangible materials comprising, bearing or containing any Confidential Information of the other Party that are in such Party’s or its Affiliates’ possession or control and provide written certification of such destruction; provided that such Party may retain (a) one (1) copy of such Confidential Information for its legal archives and (b) such Confidential Information to the extent [***] for such Party to exercise its rights under this Agreement that shall survive such expiration or termination of this Agreement; and provided further, that such Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information. Any Confidential Information of a Party retained by the other Party pursuant to this Section 9.7 shall remain subject to such retaining Party’s confidentiality and non-use obligations in accordance with this Article 9.

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Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Laws or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(c) there are no legal claims, judgments or settlements against or owed by it or any of its Affiliates, or pending or, to its present knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations; and

(d) it has, and has caused its Affiliates to have, implemented and maintained inventor reward and remuneration policies or agreements compliant with Applicable Laws sufficient to supersede any inventor claim that such inventor is entitled to any reward or remuneration (outside of the reward or remuneration set in such policies or agreements) for any Inventions made solely or jointly by such Party.

10.2 Representations, Warranties and Covenants of G1. G1 represents and warrants as of the Effective Date that:

(a) it has the right under the G1 IP to grant the License to Licensee, and neither it nor any of its Affiliates or, to its knowledge, its Third Party Licensees, has granted any license or other right under the G1 IP that is inconsistent with the License;

(b) neither it nor any of its Affiliates or, to its knowledge, Third Party Licensees, has received any written notice from any Third Party asserting or alleging that the Development of the Licensed Compound or Licensed Product infringes or misappropriates the intellectual property rights of such Third Party;

(c) there are no (i) pending or, to G1’s knowledge, threatened adverse actions, suits or proceedings against G1 or any of its Affiliates or (ii) to G1’s knowledge, pending or threatened adverse actions, suits or proceedings against any of its Third Party Licensees or their respective Affiliates, in each case ((i) and (ii)), involving the G1 IP or the Licensed Compound or Licensed Product;

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(d) to its knowledge, except as otherwise publicly available or disclosed by G1 pursuant to Schedule 10.2(d) hereto, there are [***]

(e) to its knowledge, except as set forth on Schedule 10.2(e), it or its Affiliates exclusively own all right, title and interest in and to the G1 IP, free and clear of all encumbrances other than encumbrances outside the Field or the Territory;

(f) it and its Affiliates and, to its knowledge, Third Party Licensees have not received any written claim or demand alleging that (i) the G1 Patents are invalid or unenforceable, or (ii) the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products as contemplated herein infringes or misappropriates any intellectual property right of any Third Party;

(g) to its knowledge, no Third Party is infringing, misappropriating or otherwise violating any G1 IP in the Field in the Territory;

(h) the G1 Patents listed on Schedule 1.54 represent all Patent Rights Controlled by G1 or its Affiliates as of the Effective Date that are necessary or, to its knowledge, reasonably useful, for the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory;

(i) to its knowledge, (i) the issued Patent Rights within the G1 Patents are valid and enforceable, and (ii) the pending patent applications within the G1 Patents will, if issued in the form currently being prosecuted, be valid and enforceable;

(j) the G1 Know-How described on Schedule 6.1(b) represents all material Know-How Controlled by G1 and its Affiliates as of the Effective Date that is necessary or, to its knowledge, reasonably useful, for the Manufacture of the Licensed Compound and Licensed Products as currently conducted by G1 for Exploitation in the Field;

(k) to its knowledge, the G1 Know-How has been kept confidential or has been disclosed to Third Parties only under terms of non-disclosure and non-use that are at least as protective of Confidential Information as the terms of this Agreement, and to its knowledge no breach of such terms has been committed by any such Third Party;

(l) there are no material claims, judgments, or settlements against, or amounts with respect thereto, owed by G1 or any of its Affiliates or any Third Parties relating to the G1 IP in the Territory;

(m) [***] Licensee and its Affiliates and Sublicensees set forth in Section 2.8(a) hereunder, taking into account the respective territories of each such Third Party Licensee under each such Third Party Licensee’s respective license agreement with G1; and

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(n) G1 has included in its license agreements with Third Party Licensees [***] to the same extent as set forth in Section 10.5 hereunder.

10.3 Representations and Warranties of Licensee. Licensee represents and warrants to G1 that as of the Effective Date:

(a) Licensee and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(b) Licensee has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; and

(c) Licensee has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to the Exploitation of Licensed Products in the Field in the Territory.

10.4 Covenants of each Party. Each Party hereby covenants to the other Party that:

(a) in the course of performing its obligations and exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not, and shall cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) not to, knowingly employ or engage any Person who has been debarred by any Regulatory Authority, or, to such Party’s, its Affiliate’s, its Sublicensee’s (with respect to Licensee) or its Third Party Licensee’s (with respect to G1) knowledge, is the subject of debarment proceedings by a Regulatory Authority;

(b) it will, and will cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, conduct such Person’s Clinical Trials in the Territory in strict adherence with the study design set forth in the protocol for such Clinical Trial, as may be amended from time to time, and will, and will cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, comply with the statistical analysis plan implemented in connection therewith;

(c) it will, and will cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, only engage Clinical Trial sites (to conduct Clinical Trials in the Territory) that, to its, its Affiliate’s, its Sublicensee’s (with respect to Licensee) or its Third Party Licensee’s (with respect to G1) knowledge, conduct all Clinical Trials in compliance with Applicable Laws in the relevant jurisdiction, including GCP and the ICH Guidelines as applicable;

(d) it shall, and shall cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, ensure that such Person’s employees, including employees exiting the employ of such Person, do not remove or take any Confidential Information of the other Party or carry out unauthorized competition or use of such Confidential Information; and

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(e) it shall, and shall cause its Affiliates, Sublicensees (with respect to Licensee) and Third Party Licensees (with respect to G1) to, obtain from such Person’s employees, agents and Affiliates enforceable assignments that assign the G1 IP or Licensee IP (as applicable), without limitation, to such Party and such Party will record such assignments where necessary in accordance with Applicable Law.

10.5 Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in this Agreement, Licensee agrees that:

(i) it shall not, and shall cause its Affiliates and Sublicensees not to, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties, either Party’s Affiliates or its Sublicensees;

(ii) it shall not, and shall cause its Affiliates and Sublicensees not to, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) at G1’s reasonable request from time to time, it will, and will cause its Affiliates and Sublicensees to, verify in writing that to the best of such Person’s knowledge, there have been no violations of Anti-Corruption Laws by Licensee, or its Affiliates, Sublicensees, or Subcontractors or any Persons employed or engaged by any of the foregoing in the performance of this Agreement, and shall provide details of any known exception to the foregoing; and

(iv) it shall, and shall cause its Affiliates and Sublicensees to, maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 10.5.

(b) Licensee represents and warrants that, to its knowledge, neither it nor any of its Affiliates, or its or their respective directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties (including any Subcontractors) acting on behalf of Licensee or any of its Affiliates:

(i) has taken any action in violation of any applicable Anti-Corruption Laws; or

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(ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 10.5(d)), for the purposes of:

(1) influencing any act or decision of any Public Official in his or her official capacity;

(2) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(3) securing any improper advantage; or

(4) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

(c) Licensee further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of Licensee or of any of its Affiliates or agents acting on behalf of Licensee or any of its Affiliates, is a Public Official.

(d) For purposes of this Section 10.5, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any Person acting in an official capacity for any government or Governmental Authority, enterprise or organization identified above.

10.6 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 10, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF G1 OR LICENSEE; AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED (INCLUDING TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, ANY WARRANTY THAT THE LICENSED COMPOUND OR ANY LICENSED PRODUCT IS COMPLETE OR CAPABLE OF ACHIEVING A SPECIFIED GOAL), INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

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Article 11
INDEMNIFICATION

11.1 By Licensee. Licensee shall indemnify, defend and hold harmless G1, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “G1 Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from (a) the Exploitation of the Licensed Compound or Licensed Products, or use or disclosure of the Development Data or Development Records, by or on behalf of Licensee or any of its Affiliates, Sublicensees or Subcontractors, including product liability claims, (b) the gross negligence or willful misconduct of Licensee or its Affiliates, Sublicensees or Subcontractors, (c) Licensee’s breach of any of its representations or warranties made in or pursuant to this Agreement or any Licensee covenants or obligations set forth in this Agreement, or (d) the failure of Licensee or its Affiliates, Sublicensees or Subcontractors to abide by any Applicable Laws, in each case of subsections (a) through (d) above, except to the extent such Losses arise out of a G1 Indemnitee’s gross negligence or willful misconduct or failure to abide by any Applicable Laws or are otherwise Losses for which G1 is responsible pursuant to Section 11.2 below.

11.2 By G1. G1 shall indemnify, defend and hold harmless Licensee, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Licensee Indemnitee(s)”) from and against all Losses to the extent arising from (a) [***] (b) the gross negligence or willful misconduct of G1 or its Affiliates, (c) G1’s breach of any of its representations or warranties made in or pursuant to this Agreement or any G1 covenants or obligations set forth in this Agreement, or (d) the failure of G1 or its Affiliates to abide by any Applicable Laws, in each case of subsections (a) through (d) above, except to the extent such Losses arise out of any of a Licensee Indemnitee’s gross negligence or willful misconduct or failure to abide by any Applicable Laws or are otherwise Losses for which Licensee is responsible pursuant to Section 11.1 above.

11.3 Indemnification Procedure. If either Party is seeking indemnification under Section 11.1 or 11.2 (the “Indemnified Party”), it shall inform in writing the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section [***] after receiving written notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume sole control of the defense and settlement of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Further, with respect to any claim for which it is obligated to indemnify the Indemnified Party, the Indemnifying Party shall not enter into any settlement that could adversely affect the Indemnified Party’s rights under this Agreement or imposes obligations on, or makes an admission on behalf of, the Indemnified Party, in each case, without the Indemnified Party’s written consent. If the Parties cannot agree as to the application of Sections 11.1 or 11.2 as to any claim, pending resolution of the dispute pursuant to Article 14, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 11.1 or 11.2 upon resolution of the underlying claim.

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11.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) subject to indemnification under this Article 11. Nothing in this Agreement shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY, OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 2.8 OR 10.4(a).

11.6 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities and obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Licensed Compound or any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice [***] prior to the cancellation, non-renewal or material decrease in such insurance. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.

Article 12
INTELLECTUAL PROPERTY

12.1 Ownership.

(a) G1. As between the Parties, G1 shall retain ownership of (i) all G1 IP, (ii) all Inventions made solely by employees or representatives of G1, (iii) all Inventions made jointly by the employees or representatives of both Parties, and (iv) all Inventions that are improvements to any non-publicly available G1 IP (including improvements to the Manufacturing Know-How) made by or on behalf of Licensee or its Affiliates. For clarity, all Inventions under the foregoing subsections (ii), (iii) and (iv) of this Section 12.1(a) are part of the G1 IP and licensed to Licensee in the Field in the Territory under Section 2.1 or Section 2.2; provided, however, that such licenses shall be fully-paid up, royalty-free, irrevocable and perpetual with respect to all Inventions under the foregoing subsection (iv) of this Section 12.1(a).

(b) Licensee. As between the Parties, Licensee shall retain ownership of all Inventions made solely by the employees or representatives of Licensee or any of its Subcontractors or Sublicensees.

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(c) Assignment. Licensee shall and hereby does assign to G1 all of Licensee’s right, title and interest in and to any Inventions developed jointly by the Parties pursuant to Section 12.1(a)(iii) above. Licensee shall, at G1’s expense, take (and cause its Affiliates, Sublicensees and Subcontractors to take) such further actions reasonably requested by G1 to evidence such assignment and to assist G1 in obtaining patent and other intellectual property rights protection for such Inventions. Licensee shall obligate its Affiliates to assign all such jointly-invented Inventions to Licensee (or directly to G1) so that Licensee can comply with its obligations under this Section 12.1(c), and Licensee shall promptly obtain such assignment.

12.2 Patent Prosecution.

(a) G1 Patents.

(i) As between the Parties, G1 shall have the sole right to control the Patent Prosecution of all G1 Patents in the Territory using counsel selected by G1 and reasonably acceptable to Licensee. Subject to Section 12.2(a)(ii), [***] from and after the Effective Date in the Patent Prosecution of G1 Patents in the Territory; provided that [***] including but not limited to any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding relating to issued Patent Right(s).

(ii) G1 shall (A) consult with Licensee and keep Licensee reasonably informed of the Patent Prosecution of the G1 Patents in the Territory and (B) provide Licensee with copies of all material correspondence received from any patent authority in the Territory in connection therewith, in each case ((A) and (B)) through the Patent Working Group. In addition, through the Patent Working Group, G1 shall provide Licensee with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the G1 Patents for Licensee’s review and comment prior to the submission of such proposed filings and correspondence. G1 shall consider in good faith all comments made by Licensee (directly or through the Patent Working Group) with respect to Patent Prosecution of the G1 Patents; provided that G1 will retain sole discretion over the final content of all such proposed filings and correspondence. In the event that G1 intends to cease or ceases the Patent Prosecution of any G1 Patent in any Country, G1 shall provide reasonable prior written notice to Licensee of such intention or cessation (which notice shall be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such G1 Patent in the relevant patent office in the Territory). In such case, Licensee shall have the right, exercisable in its sole discretion upon delivery of written notice to G1, (y) with respect to Product-Specific Patents, to assume the sole control and direction of Patent Prosecution of such Product-Specific Patent in such Country, at [***] and (z) with respect to any other G1 Patent, to cause G1 to continue Patent Prosecution of such G1 Patent in such Country, [***].

(iii) As promptly as reasonably practicable after the Effective Date and where possible, G1 shall file Product-Specific Patents in the Territory by separating the Product-Specific Claims identified in Schedule 12.2(a) (or such other patent claims as may be mutually agreed in writing by the Parties) into Product-Specific Patents through filing appropriate divisionals, continuations or as otherwise appropriate for and consistent with the Parties’ mutual interest in establishing strong Patent Right protection for the Licensed Compound and Licensed Products in the Field in Territory through Product-Specific Patents, and [***] in accordance with Section 12.2(a)(i). In addition, with respect to any G1 Patent proposed to be filed by G1 in the Territory after the Effective Date that would or could contain any Product-Specific Claim, G1 shall not, and shall instruct its patent counsel to not, include in any such G1 Patent filing any other claim or subject matter that would cause such G1 Patent as filed, or as may be issued, not to be a Product-Specific Patent.

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(b) Cooperation. Each Party shall provide the other Party, at such other Party’s request and expense, all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 12.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

12.3 Patent Enforcement.

(a) Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of (i) any of the G1 Patents in the Territory or (ii) any of the Licensee Patents in the Territory, and any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any G1 Patents and Licensee Patents (an “Infringement”); except that each Party shall notify the other within [***] of becoming aware of any alleged or threatened Infringement that arises as a result of the making, using, offering to sell, selling or importing of any Generic Product in the Territory in the Field (a “Product Infringement”). For clarity, Infringement excludes any adversarial Patent Prosecution proceedings.

(b) Notification of Paragraph IV Patent Certification. Each Party will promptly notify and provide the other Party with copies of any notice of a Paragraph IV Patent Certification (including any associated documents) by a Third Party filing an Abbreviated New Drug Application, or any other similar patent certification by a Third Party, and any foreign equivalent thereof in the Territory. Such notification and copies will be provided to the other Party within [***] after receipt of such notification.

(c) Enforcement Right. As between the Parties:

(i) G1 shall have the sole right, in its sole discretion, to bring and control any legal action to enforce (A) the G1 Patents (other than Product-Specific Patents) against any Infringement in the Territory and (B) the G1 Patents (including Product-Specific Patents) against any Infringement in the Field in the Territory that is not Product Infringement, in each case at its own expense as it determines appropriate, provided that G1, through the Patent Working Group, will provide Licensee with prompt notice of any such legal action, and reasonably consider Licensee’s comments with respect thereto. Licensee shall, (1) at G1’s expense, provide reasonable support for such enforcement action to G1 upon G1’s reasonable request; and (2) at Licensee’s expense, have the right, but not the obligation, to participate in such enforcement action at its sole option using counsel of its choosing.

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(ii) G1 shall have the first right, but not the obligation, to bring and control any legal action to enforce Product-Specific Patents against any Product Infringement in the Field in the Territory at its own expense as it determines appropriate; provided that G1 shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such enforcement action without Licensee’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would (1) result in the admission of any liability or fault on behalf of Licensee, its Affiliates or Sublicensees or (2) result in or impose any payment obligations on Licensee, its Affiliates or its Sublicensees (to the extent not agreed to be reimbursed or paid by G1), provided that G1 shall provide Licensee with reasonable prior written notice thereof and shall consider in good faith Licensee’s reasonable and timely comments regarding such proposed settlement. If G1 fails to bring such legal action or otherwise take reasonable steps to remedy such Product Infringement within [***] of becoming aware of such Product Infringement (or [***] of the receipt of a Notice of Paragraph IV Patent Certification as described in Section 12.3(b)), then Licensee shall have the right, but not the obligation, [***] (or such shorter period as is necessary under Applicable Law to bring or maintain such action), at Licensee’s expense, to institute legal action against such Product Infringement in the Field in the Territory; provided that Licensee shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such enforcement action without G1’s consent (such consent to be withheld in G1’s sole discretion) if such settlement, consent to judgment or other voluntary final disposition would (A) result in the admission of any liability or fault on behalf of G1, its Affiliates or Third Party Licensees, (B) result in or impose any payment obligations upon G1, its Affiliates or Third Party Licensees (to the extent not agreed to be reimbursed or paid by Licensee), (C) admit invalidity or unenforceability of a G1 Patent, question the validity or enforceability of any G1 Patent, or is reasonably expected to result in any challenge to the validity of any G1 Patent, or (D) subject G1, its Affiliates or Third Party Licensees to an injunction or otherwise limit G1’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Compound or Licensed Product anywhere in the world, including the Territory.

(iii) The Party that does not bring legal action against Product Infringement pursuant to Section 12.3(c)(i) or Section 12.3(c)(ii) shall (A) provide reasonable support for such enforcement action to the other Party upon such other Party’s reasonable request [***] (including through such Party’s participation in the Litigation Working Group as further described in Section 12.3(e)(ii)); and (B) have the right, but not the obligation, to participate in such enforcement action at its sole option [***] of its choosing.

(d) Outcomes of Legal Actions. Neither Party shall incur any liability to the other Party as a consequence of any legal action initiated or pursued in accordance with this Section 12.3 or any unfavorable decision resulting therefrom, including any decision holding any G1 Patent or Product-Specific Patent invalid or unenforceable.

(e) Cooperation.

(i) Assistance. At the request of the Party bringing an action related to Infringement in accordance with this Section 12.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, [***].

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(ii) Litigation Working Group. If G1 or Licensee brings a legal action to enforce the Product-Specific Patents against any Product Infringement, then the Parties shall promptly, and no later than [***] from the date of the initiation of such action, create a litigation working group (the “Litigation Working Group”) to work cooperatively toward a successful conclusion of such action and cessation of such Product Infringement. G1 and Licensee shall each have up to three (3) representatives on the Litigation Working Group. Meetings may be held remotely or in person, at the convenience of both Parties. The Litigation Working Group is a discussion group only, and shall not have the authority to make a decision on behalf of either Party. The Litigation Working Group shall meet at least [***] during the pendency of such legal action, unless both Parties agree that no meeting is required. The Parties shall, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.

(f) Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Infringement in the Territory shall be first applied [***].

12.4 Infringement of Third Party Rights.

(a) Notice. If any Licensed Compound or Licensed Product used or sold by Licensee, its Affiliates or Sublicensees in the Territory becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or Controlled by such Third Party (any, an “Infringement Claim”), then the Party becoming aware of such claim or assertion shall promptly notify the other Party in writing within [***] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

(b) Defense. Licensee shall be solely responsible for the defense of any such Infringement Claims brought against Licensee, [***] using counsel reasonably acceptable to G1; provided that Licensee shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without G1’s consent (such consent to be withheld in G1’s sole discretion) if such settlement, consent to judgment or other voluntary final disposition would (i) result in the admission of any liability or fault on behalf of G1, its Affiliates or Third Party Licensees, (ii) result in or impose any payment obligations upon G1, its Affiliates or Third Party Licensees, (iii) admit invalidity or unenforceability of a G1 Patent, question the validity or enforceability of any G1 Patent, or reasonably be expected to result in any challenge to the validity or enforceability of any G1 Patent, or (iv) subject G1, its Affiliates or Third Party Licensees to an injunction or otherwise limit G1’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Compound or Licensed Product anywhere in the world, including the Territory. Licensee shall keep G1 fully informed on the status of such defense action through the Patent Working Group, or in the case of a Product Infringement, the Litigation Working Group, and G1 shall, [***] (1) provide reasonable support to Licensee upon Licensee’s reasonable request; and (2) have the right, but not the obligation, to participate or be separately represented in such defense action at its sole option using counsel of its choosing.

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12.5 Product Trademarks. Licensee shall have the right to brand Licensed Products in the Territory using trademarks, logos, and trade names it determines appropriate for such Licensed Products (the “Product Marks”); provided, however, that Licensee shall not use any trademark Controlled by G1, its Affiliates (including G1’s corporate name) without G1’s prior written consent. Licensee shall own all rights in the Product Marks in the Territory and shall register and maintain such Product Marks in the Territory that it determines reasonably necessary, at Licensee’s cost and expense.

12.6 Patent Marking. Licensee shall mark all Licensed Products in accordance with the applicable patent marking laws, and shall require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Laws and deemed to be standard in the pharmaceutical industry in the Territory, Licensee shall indicate on the product packaging, advertisement and promotional materials that such Licensed Product is in-licensed from G1.

Article 13
TERM AND TERMINATION

13.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue on a Country-by-Country and Licensed Product-by-Licensed Product basis, unless terminated earlier in accordance with this Article 13, until the last to expire Royalty Term for the last Licensed Product in the Territory (the “Term”). Upon the expiration (but not the earlier termination) of the Royalty Term with respect to a Country and Licensed Product, the License shall automatically become [***] for such Country and Licensed Product in the Field.

13.2 Termination

(a) Termination by Licensee for Convenience. At any time, Licensee may terminate this Agreement in its entirety by providing written notice of termination to G1, which notice includes an effective date of termination at least (i) [***] after the date of the notice, if such notice is provided prior to the first Regulatory Approval for any Licensed Product in the Territory or (ii) [***] after the date of the notice, if such notice is provided after the first Regulatory Approval for any Licensed Product in the Territory.

(b) Termination for Material Breach.

(i) If either Party believes in good faith that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver written notice of such breach specifically referencing this Section 13.2(b) to the other Party, and the allegedly breaching Party shall have [***] from receipt of such notice to dispute the validity or occurrence of such alleged breach. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, any uncured material breach of Section 2.8 by a Party shall be deemed to be a “material breach” of this Agreement by such Party (subject to the applicable cure periods set forth in this Section 13.2(b)(i)). For all material breaches of this Agreement, the allegedly breaching Party shall have [***] (or, in the case of a [***]) from the receipt of the initial notice to cure such breach. If the Party receiving notice of material breach fails to cure the breach within such [***] then the non-breaching Party may terminate this Agreement in its entirety effective on written notice of termination to the other Party. Notwithstanding the foregoing, (a) if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within such [***] period, then such period shall be extended if the breaching Party provides a written plan for curing such breach to the non-breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension shall exceed [***] without the consent of the non-breaching Party.

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(ii) Without limiting the provisions of Section 13.2(b)(i) and subject to the provisions of this Section 13.2(b)(ii), if G1 believes in good faith that Licensee is in material breach of its obligations under Section 10.5, then G1 shall promptly notify Licensee thereof, and upon receipt of such notice, Licensee will immediately and fully cooperate with G1 in the investigation of the alleged breach (which investigation will be concluded [***] following such notice), including by providing G1 access to (A) any and all employees, agents or representatives of Licensee, and (B) all documents and other materials requested by G1, in each case ((A) and (B)) to the extent reasonably necessary for G1 to conduct such investigation. If by the date that is [***] following Licensee’s receipt of notice pursuant to this Section 13.2(b)(ii), G1 continues to believe that a material breach of Section 10.5 has occurred, then G1 may immediately terminate this Agreement in its entirety.

(c) Termination for Patent Challenge. G1 may terminate this Agreement in its entirety upon [***] notice if Licensee or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action anywhere in the world challenging the validity, enforceability or scope of any G1 Patent that is included in the License at such time (“Patent Challenge”); provided that a Patent Challenge does not include any counterclaim or defensive challenge made in any legal action or other proceeding commenced or maintained by Licensee, its Affiliates or its Sublicensees in response to any claim or action brought in the first instance by, or on behalf of G1 or its Affiliates. The commencement of a Patent Challenge by a Sublicensee shall not be grounds for termination of this Agreement if (i) such Patent Challenge is withdrawn or (ii) the Licensee demands in writing that such Sublicensee withdraw such Patent Challenge and terminates its sublicense of the License to such Sublicensee, in each case ((i) and (ii)) [***] of Licensee becoming aware of such Patent Challenge.

(d) Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(e) Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any Development Milestone Event or Sales Milestone Event is achieved during the termination notice period, then the corresponding [***] in respect of such Development Milestone Event or Sales Milestone Payment (as applicable) [***].

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13.3 Effects of Termination. Upon the termination (but not the expiration) of this Agreement the following provisions shall apply:

(a) Licenses.

(i) The License and all other rights granted by G1 to Licensee under this Agreement shall terminate and all sublicenses granted by Licensee shall also terminate; provided that upon request by any Sublicensee following the effective date of termination of this Agreement, G1 will reasonably consider entering into a new license agreement pursuant to which G1 would grant the License directly to such Sublicensee, taking into account the same license scope, territory and duration as such Sublicensee’s sublicense from Licensee and, to the extent G1 and such Sublicensee enter into such a new license, such Sublicensee would be deemed a direct licensee of G1.

(ii) The license granted by Licensee to G1 under Section 2.6(a) shall apply on a worldwide basis; provided that in the event of termination by Licensee for G1’s material breach pursuant to Section 13.2(b)(i), such license shall continue only outside of the Territory.

(b) Wind Down. Licensee shall be responsible, [***] for the wind-down of Licensee’s, its Affiliates’ and its Sublicensees’ Development and Commercialization activities for the Licensed Compound and Licensed Products.

(c) Sell-Off Period. During the [***] following the effective date of termination of this Agreement (the “Sell-Off Period”), Licensee may sell any commercial inventory of the Licensed Products which remains on hand as of the effective date of the termination for so long as Licensee [***] accordance with the terms and conditions set forth in this Agreement; provided that if such termination is by G1 for Licensee’s material breach pursuant to Section 13.2(b)(i), then Licensee shall be required to obtain G1’s prior written consent prior to making any such sales.

13.4 Specific Effects of Certain Terminations. Upon the termination of this Agreement, the following effects of termination shall apply at Licensee’s [***] (except (i) for [***] (ii) [***] and (iii) in the event of a termination by Licensee for G1’s material breach pursuant to Section 13.2(b)(i) or for G1’s insolvency pursuant to Section 13.2(d), in which case ((i)-(iii)) G1 shall be responsible for such costs and expenses).

(a) Regulatory Approval. If at the time of termination of this Agreement, Licensee holds or has rights in or to any Regulatory Approvals for the Licensed Products, after the Sell-Off Period (if applicable), Licensee shall assign to G1 or an Affiliate or Third Party designated by G1 all Regulatory Approvals for the Licensed Products. In addition, upon G1’s written request, Licensee shall provide to G1 copies of all tangible Development Data and Regulatory Documents Controlled by Licensee. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that G1 will assume all safety and safety database activities no later than [***] after the termination thereof.

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(b) Inventory. At G1’s sole election and request, upon delivery of written notice to Licensee no later than [***] prior to (i) the end of the Sell-Off Period or (ii) in the case that such termination is by G1 for Licensee’s material breach pursuant to Section 13.2(b)(i) and Licensee does not obtain G1’s consent to sell commercial inventory of the Licensed Products during the Sell-Off Period, the termination effective date, Licensee shall transfer to G1 or a Third Party designated by G1 some or all inventory of the Licensed Compound and the Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Licensee or its Affiliates; provided that G1 shall reimburse Licensee the amounts paid by Licensee and its Affiliates to Third Parties for supply of such transferred Licensed Compound and Licensed Products [***].

(c) Product Marks. Solely upon termination of this Agreement in its entirety (i) by G1 pursuant to Section 13.2(b) or (ii) by Licensee pursuant to Section 13.2(a), after the Sell-Off Period (if applicable), Licensee shall transfer and assign, and shall cause its Affiliates to transfer and assign, to G1, at [***] all Product Marks relating to any Licensed Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Licensee or its Affiliates or Sublicensees).

(d) Transition. After the Sell-Off Period (if applicable), Licensee shall, and shall cause its Affiliates to, reasonably cooperate with G1 to facilitate orderly transition of the Development, Manufacture, and Commercialization of the Licensed Compound and Licensed Products to G1 or its designee, including (i) assigning or amending as appropriate, upon request of G1, any agreements or arrangements with Third Party vendors (including CMOs, CROs and distributors) which agreements or arrangements relate solely to the Manufacture, Development, promotion, distribution, sale or otherwise to the Commercialization of the Licensed Compound or Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to G1, reasonably cooperating with G1 to arrange to continue to provide such services for a reasonable time after termination; and (ii) to the extent that Licensee or its Affiliates is performing any activities described above in (i), reasonably cooperating with G1 to transfer such activities to G1 or its designee, including a transfer of any Manufacturing Know-How utilized by Licensee in the Manufacture of Licensed Compounds or Licensed Products as of the effective date of termination, and continuing to perform such activities on G1’s behalf for a reasonable time after termination until such transfer is completed.

(e) Ongoing Clinical Trial. If, at the time of such termination, Licensee or its Affiliates are conducting any Clinical Trials, then, on a Clinical Trial-by-Clinical Trial basis, and in G1’s sole discretion:

(i) If G1 elects to have such Clinical Trial transferred to G1, then G1 shall notify Licensee of such election promptly (but no later than the [***]) and Licensee shall fully cooperate, and shall ensure that its Affiliates fully cooperate, with G1 to transfer the conduct of such Clinical Trial to G1 or its designees as promptly as possible [***] and G1 shall assume responsibility for the conduct of such transferred Clinical Trial after the effective date of such transfer; or

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(ii) If G1 elects not to have such Clinical Trial transferred to G1, then Licensee shall, [***] orderly wind-down the conduct of any such Clinical Trial that is not assumed by G1 under subsection (i) above.

13.5 Alternative Remedy in Lieu of Termination. If Licensee has the right to terminate this Agreement pursuant to Section 13.2(b)(i) (subject to the applicable cure periods set forth in Section 13.2(b)(i)) for G1’s uncured material breach of Section 2.8(b), then in lieu of terminating this Agreement for such breach, Licensee may, as an alternative remedy (and as Licensee’s sole and exclusive remedy for such material breach), retain the License and all other rights granted under this Agreement, [***] except that the [***] under Article 8, in each case, [***]; provided, however, that Licensee may not exercise such alternative remedy if such breach is due to a failure by G1 to ensure that any Third Party Licensee does not engage in (independently or for or with any Third Party) any development or commercialization of any G1 Competing Product without the prior written consent of Licensee, as further described in Section 2.8(b). For the avoidance of doubt, except as set forth in this Section 13.5, if Licensee exercises the alternative remedy set forth above in this Section 13.5, then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement subsequently expires or is terminated by either Party pursuant to this Article 13.

13.6 Bankruptcy Code § 365(n) Election. All rights and licenses now or hereafter granted by either Party to the other under or pursuant to this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). If a Party becomes bankrupt and seeks to reject this Agreement, then the other Party will retain and may fully exercise all of the rights licensed to it under this Agreement in accordance with the terms of the United States Bankruptcy Code. In the event of the commencement of a bankruptcy or insolvency proceeding (including similar proceedings) by or against either Party under the Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to it under this Agreement (including rights of reference with respect to Regulatory Approvals), if not already in its possession, unless the bankrupt Party continues to perform all of its obligations under this Agreement, including the grant of all applicable licenses in accordance with the terms set forth in this Agreement.

13.7 Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

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13.8 Survival. The provisions of Article 1, Article 8 (solely with respect to any amounts that have accrued prior to the effective date of expiration or termination of this Agreement or during the Sell-Off Period (if applicable), and solely with respect to Section 8.6, limited to a [***] following the effective date of termination of this Agreement), Article 9, Article 14 (with respect to any disputes arising during the Term or during the Sell-Off Period (if applicable)), Article 11 (solely with respect to indemnifiable events that occur prior to the effective date of expiration or termination of this Agreement or during the Sell-Off Period (if applicable)), and Article 15 (as applicable), and Sections 2.5, 2.6 (subject to Section 13.3(a)(ii)), 2.7, 4.4 (as required by Licensee’s standard practices and in accordance with Applicable Laws), 5.3 (solely with respect to rights of reference granted by Licensee to G1), 5.4, 10.6, 12.1, 13.3, 13.4, 13.5, 13.7, 13.8, and 13.9, shall survive the expiration or termination of this Agreement.

13.9 Termination Not Sole Remedy. Termination shall not be the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as otherwise expressly agreed herein.

Article 14
DISPUTE RESOLUTION

14.1 General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article 14.

14.2 Negotiation; Escalation.

(a) Executive Officers. The Parties shall negotiate in good faith and use Commercially Reasonable Efforts to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the Executive Officers for attempted resolution. In the event the Executive Officers are unable to resolve such Dispute [***] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, (i) any Dispute that is a Combination Product Dispute shall be resolved in accordance with Section 14.2(b), and (ii) any Dispute that is not a Combination Product Dispute shall be subject to arbitration in accordance with Section 14.3.

(b) Combination Product Disputes. In the event the Executive Officers are unable to resolve a Combination Product Dispute [***] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Parties shall refer such Dispute for resolution to an independent Third Party expert agreed upon by the Parties [***] of such non-requesting Party receiving such written request. Such independent Third Party expert will have extensive experience with respect to the commercialization of pharmaceutical products and extensive knowledge of pricing and industry trends in the pharmaceutical industry (or who has such other similar credentials as agreed by the Parties), and unless otherwise agreed by the Parties, must not be a current or former employee, contractor, agent or consultant of either Party or its Affiliates. The requesting Party will promptly engage such expert and the Parties will share the out-of-pocket costs incurred in connection with the engagement of such expert equally. Within [***] of the engagement of such expert by the disputing Party, such expert will deliver its written decision to the Parties (including a detailed report as to such expert’s rationale for such decision), and such decision will be binding on the Parties.

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14.3 Arbitration.

(a) In the event of a Dispute that cannot be resolved between the Parties or the Executive Officers as set forth in Section 14.2, either Party shall be free to institute binding arbitration with respect to such dispute in accordance with this Section 14.3 upon written notice to the other Party (an “Arbitration Notice”) and seek any and all remedies available under Applicable Laws in such binding arbitration proceeding. Subject to the provisions of Section 14.3(h), any Dispute to be resolved under this Section 14.3 shall be settled by binding arbitration administered by the American Arbitration Association (or any successor Entity thereto) (“AAA”) and in accordance with the applicable rules of the AAA then in effect (the “Rules”), except to the extent such rules are inconsistent with this Section 14.3, in which case this Section 14.3 shall control. The proceedings and decisions of the arbitrators shall be confidential, final and binding on the Parties, and judgment upon the award of such arbitrators may be entered in any court having jurisdiction thereof.

(b) Upon receipt of an Arbitration Notice by a Party, the applicable dispute shall be resolved by final and binding arbitration before a panel of [***] (the “Arbitrators”), with each arbitrator having not less than [***] of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any Arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. Each Party shall promptly select [***] which selections shall in no event be made later than [***] after receipt of the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrators chosen by the Parties, but in no event later than [***] after the date that the last of such Arbitrators was appointed. No Party may select an Arbitrator that has (i) a direct or indirect pre-existing relationship or affiliation with such Party or its Affiliates or Sublicensees (with respect to Licensee) or Third Party Licensees (with respect to G1) or (ii) a direct or indirect financial interest in the outcome of such Dispute.

(c) The Arbitrators’ decision and award shall be made [***] of the filing of the arbitration demand, and the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the Arbitrators. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement. The Arbitrators shall, [***] after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The decision of the Arbitrators shall be final, conclusive and binding on the Parties and enforceable by any court of competent jurisdiction.

(d) [***].

(e) The Arbitrators shall be required to render the decision in writing and to comply with, and the award shall be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. No Arbitrator shall have the power to award punitive, consequential, special or indirect damages not permitted under Section 11.5 of this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

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(f) Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(g) All arbitration proceedings and decisions of the Arbitrators under this Section 14.3 shall be deemed Confidential Information of both Parties under Article 9. The arbitration proceedings shall take place in New York, New York. The language of the arbitration proceeding shall be in English.

(h) Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or trademark rights shall be submitted to a court of competent jurisdiction in the country in which such Patent Rights or trademark rights were granted or arose. Nothing in this Section 14.3 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

Article 15
MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement ([***]) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, earthquakes, global pandemics or other acts of God, or any generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations despite the ongoing circumstances.

15.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (a) either Party may assign this Agreement without the other Party’s consent to an Affiliate; (b) G1 may assign this Agreement without Licensee’s consent to a Third Party in connection with the sale or transfer of all or substantially all of its business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise; and (c) Licensee may assign this Agreement without G1’s consent to a Third Party in connection with the sale or transfer of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

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15.3 Severability. If any one (1) or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

15.4 Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, in each case, with a courtesy copy sent by e-mail (which will not constitute notice), addressed as follows:

If to G1:

G1 Therapeutics, Inc.
700 Park Offices Drive

Suite 200

Research Triangle Park, NC 27709
Attn: Chief Business Officer

E-mail: [***]

with a copy to:

G1 Therapeutics, Inc.
700 Park Offices Drive

Suite 200

Research Triangle Park, NC 27709
Attn: General Counsel

E-mail: [***]

If to Licensee:

EQRx, Inc.

50 Hampshire Street

Cambridge, MA 02139
Attn: CEO

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: [***]

620 Eighth Avenue

New York, NY 10018

Attention: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the second (2nd) Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail.

15.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) (excluding claims and causes of action relating to the scope, validity or enforceability of Patent Rights) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the federal laws of the United States and the internal laws of the State of New York, including its statutes of limitations, but without regard to conflict of law principles thereof.

15.6 Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties. The Parties agree that, effective as of the Effective Date, that the Existing Confidentiality Agreement shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Existing Confidentiality Agreement.

15.7 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections and subsections of this Agreement.

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15.8 Independent Contractors. It is expressly agreed that G1 and Licensee shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither G1 nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

15.9 Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by G1 and Licensee. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

15.10 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

15.12 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

15.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.14 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

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15.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

15.16 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. For the avoidance of doubt, all notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

{Signature Page Follows}

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In Witness Whereof, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

G1 Therapeutics, Inc.	EQRx, Inc.

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List of Schedules

Schedule 1.47:	Existing Inventory
Schedule 1.54:	G1 Patents
Schedule 1.76:	Structure of Licensed Compound
Schedule 1.102:	Product-Specific Patents
Schedule 4.2:	Initial Development Plan
Schedule 4.6(b):	Approved CMOs
Schedule 6.1(b)	Manufacturing Know-How
Schedule 9.6:	G1 Press Release
Schedule 10.2(d):	Safety Issues
Schedule 10.2(e):	Encumbrances
Schedule 12.2(a):	Product-Specific Claims

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Schedule 1.47

Existing Inventory

1. [***]

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Schedule 1.54

G1 Patents

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Schedule 1.76

Structure of Licensed Compound

Lerociclib (G1T38)

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Schedule 1.102

Product-Specific Patents

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Schedule 4.2

Initial Development Plan

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Schedule 4.6(b)

Approved CMOs

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Schedule 6.1(b)

Manufacturing Know-How

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Schedule 9.6

G1 Press Release

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Schedule 10.2(d)

Safety Issues

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Schedule 10.2(e)

Encumbrances

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Schedule 12.2(a)

Product-Specific Claims

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